Exhibit 10.13
EXECUTION VERSION
Dated 26 June 2024
BELGIAN MASTER INSTALMENT SALE AND ADMINISTRATION AGREEMENT
    between
STUURGROEP FLEET (NETHERLANDS) B.V.
as Instalment Seller
HERTZ BELGIUM BV
as Initial Instalment Purchaser and Instalment Sale Administrator
those Permitted Instalment Purchasers from time to time acceding to this Agreement as Instalment Purchasers
and
2    NATURE OF AGREEMENT    2
3    TERM    11
4    INSTALMENTs AND CHARGES    12
5    VEHICLE OPERATIONAL COVENANTS    17
6    ADMINISTRATION OBLIGATIONS    25
7    CERTAIN REPRESENTATIONS AND WARRANTIES    29
8    CERTAIN AFFIRMATIVE COVENANTS    31
9    DEFAULT AND REMEDIES THEREFOR    33
10    CERTIFICATION OF TRADE OR BUSINESS USE    39
11    [RESERVED]    40
12    ADDITIONAL INSTALMENT PURCHASERS    40
13    VALUE ADDED TAX    41
14    SECURITY AND ASSIGNMENTS    41
15    LIMITED LIABILITY OF INSTALMENT SELLER    43
16    NON-PETITION AND NO RECOURSE    43
17    SUBMISSION TO JURISDICTION    44
18    GOVERNING LAW    44
19    NOTICES    44

20    ENTIRE AGREEMENT    45
21    MODIFICATION AND SEVERABILITY    45
22    SURVIVABILITY    45
23    [RESERVED]    45
24    COUNTERPARTS    45
25    ELECTRONIC EXECUTION    45
26    INSTALMENT PURCHASER TERMINATION AND RESIGNATION    46
27    [RESERVED]    46
28    [RESERVED]    46
29    GOVERNING LANGUAGE    46
30    POWER OF ATTORNEY    47
31    RESCISSION OR NULLIFICATION OF THIS AGREEMENT    47
32    REGISTRATION OF RETENTION OF TITLE    47
33    MISCELLANEOUS    48
ANNEX A

FORM OF AFFILIATE JOINDER IN INSTALMENT SALE    40
EXHIBIT A

FORM OF INSTALMENT PURCHASER RESIGNATION NOTICE    44
SCHEDULE I
Common Terms of Motor Third Party Liability Cover    45
SCHEDULE II
Insurance Broker Letter of Undertaking    47
SCHEDULE III
[RESERVED]    49
SCHEDULE IV
[RESERVED]    50
SCHEDULE V
Form of Initial Instalment Sale Vehicle Acquisition Schedule    51
SCHEDULE V
Form of Initial Instalment Sale Vehicle Acquisition Schedule    53

THIS AGREEMENT (as amended, modified or supplemented from time to time in accordance with the provisions hereof, this “Agreement”) is dated 26 June 2024 between the following parties:
(1)STUURGROEP FLEET (NETHERLANDS) B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Scorpius 120, 2132 LR Hoofddorp. the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 34275100 (“Dutch B FleetCo”), as instalment seller (in such capacity, the “Instalment Seller”);
(2)HERTZ BELGIUM BV, a private limited company (besloten vennootschap/société à responsabilité limitée) organised under the laws of Belgium with its registered office at Excelsiorlaan 20, 1930 Zaventem, Belgium, enterprise number 0401.678.879, RPM/RPR Brussels (“Belgian OpCo”), as an instalment purchaser (the “Initial Instalment Purchaser”) and as Instalment Sale Administrator (in such capacity as Instalment Sale Administrator, the “Instalment Sale Administrator”);
(3)the Permitted Instalment Purchasers (as defined herein) that have acceded to this Agreement as Instalment Purchasers and as Instalment Sale Administrators pursuant to Clause 12 (Additional Instalment Purchasers) hereof (each, an “Additional Instalment Purchaser” and an “Additional Instalment Sale Administrator”), as instalment purchasers (Belgian OpCo and the Additional Instalment Purchasers, in their capacities as instalment purchasers, each an “Instalment Purchaser” and, collectively, the “Instalment Purchasers”) and as Instalment Sale Administrators ((Belgian OpCo and the Additional Instalment Sale Administrators, in their capacities as Instalment Sale Administrators, each an “Instalment Sale Administrator” and, collectively, the “Instalment Sale Administrators”); and
(4)BNP PARIBAS TRUST CORPORATION UK LIMITED, acting through its registered office at 10 Harewood Avenue, London NW1 6AA as Belgian security trustee (in such capacity, the “Belgian Security Trustee”).
WHEREAS
(A)The Instalment Seller has purchased or will purchase Belgian Vehicles from Belgian OpCo pursuant to a Belgian master fleet purchase agreement entered into on or about the date of this Agreement (the “Belgian Master Fleet Purchase Agreement”).
(B)The Instalment Seller desires to sell by way of instalment sale to each Instalment Purchaser and each Instalment Purchaser desires to purchase from the Instalment Seller certain Instalment Sale Vehicles for use in connection with the business of such Instalment Purchaser, including use by such Instalment Purchaser’s employees, directors, officers, representatives, agents and other business associates in their personal or professional capacities.
(C)The Instalment Seller desires the Instalment Sale Administrator to perform various administrative functions with respect to the Instalment Sale Vehicles (to the extent relating to the Vehicles purported to be sold pursuant to this Agreement), and the Instalment Sale Administrator desires to perform such functions, in accordance with the terms hereof.

THE PARTIES HEREBY AGREE AS FOLLOWS
1DEFINITIONS AND CONSTRUCTION
1.1Definitions
Except as otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the master definitions and constructions agreement signed by, amongst others, the parties hereto dated on the Signing Date as amended, modified or supplemented from time to time, most recently on or around the date of this Agreement (the “Master Definitions and Constructions Agreement”). All Clause, Sub-Clause or paragraph references herein shall refer to clauses, sub-clauses or paragraphs of this Agreement, except as otherwise provided herein.
1.2Rules of Construction
(a)In this Agreement, including the preamble, recitals, attachments, schedules, annexes, exhibits and joinders hereto unless the context otherwise requires, words and expressions used have the constructions ascribed to them in Clause 2 (Principles of Interpretation and Construction) of the Master Definitions and Constructions Agreement.
(b)Words in French or Dutch used in this Agreement and having a specific legal meaning shall prevail over the English translation.
1.3Effectiveness
The parties hereto acknowledge and agree that the rights and obligations under this Agreement shall become effective on the Eighth Amendment Date.
2NATURE OF AGREEMENT
(a)The Instalment Seller and each Instalment Purchaser acknowledges that the relationship between the Instalment Seller and each Instalment Purchaser pursuant to this Agreement shall be only that of a seller and a purchaser and that any instalment sale of Instalment Sale Vehicles undertaken pursuant to this Agreement shall be a sale governed by Belgian law.
(b)[Reserved]
1.1Instalment Sale of Vehicles and Retention of Title
(a)[Reserved]
(b)Agreement to Sell. From time to time, subject to the terms and provisions hereof (including satisfaction of the conditions precedent set forth in Sub-Clause 2.1(d) (Conditions Precedent to Purchase of Instalment Sale Vehicles)), the Instalment Seller agrees to sell by way of an instalment sale to the relevant Instalment Purchaser, and such Instalment Purchaser agrees to purchase from the Instalment Seller those certain Instalment Sale Vehicles identified on Instalment Sale Vehicle Acquisition Schedules and Intra-

Instalment Sale Transfer Schedules produced from time to time by or on behalf of such Instalment Purchaser pursuant to Sub-Clauses 2.1(e) (Instalment Sale Vehicle Purchase and Instalment Sale Vehicle Acquisition Schedules) and 2.2(b) (Intra-Instalment Sale Transfers), respectively. Certain instalment payments in respect of the purchase price for the relevant Instalment Sale Vehicle will be made by the Instalment Purchaser to the Instalment Seller during the course of the Vehicle Term, with the final instalment of the purchase price being payable by the Instalment Purchaser to the Instalment Seller on the relevant Vehicle Instalment Sale Expiration Date pursuant to Clause 2.7 (Completion of Instalment Sale).
(c)Retention of Title: With respect of each Instalment Sale Vehicle which is sold by the Instalment Seller to the Instalment Purchaser pursuant to this Agreement, the Instalment Seller retains title to such Instalment Sale Vehicle until such time the Instalment Purchaser has paid the final instalment of the purchase price for such Vehicle and all other amounts due in respect of such Instalment Sale Vehicle pursuant to this Agreement, to the Instalment Seller, and title to the relevant Instalment Sale Vehicle shall not pass to the Instalment Purchaser until the time of payment of the final instalment of the purchase price for such Vehicle and all other amounts due in respect of such Instalment Sale Vehicle pursuant to this Agreement. Following payment of the final instalment of the purchase price for such Instalment Sale Vehicle and all other amounts due in respect of such Instalment Sale Vehicle pursuant to this Agreement, title to the relevant Instalment Sale Vehicle shall pass to the Instalment Purchaser. The Instalment Purchaser acknowledges and agrees to the retention of title and to any registration of the retention of title in the Belgian National Pledge Register in accordance with Clause 32 (Registration of retention of title).
(d)Conditions Precedent to Instalment Sale of Instalment Sale Vehicles. The agreement of the Instalment Seller to sell by way of an instalment sale any Instalment Sale Vehicle to any Instalment Purchaser hereunder is subject to the following conditions precedent being satisfied at the time the Instalment Seller orders such Instalment Sale Vehicles and will continue to be satisfied when the Instalment Sale Vehicles are delivered to Dutch B FleetCo or to its order:
(i)No Default. No Instalment Sale Event of Default shall have occurred and be continuing on the Vehicle Instalment Sale Commencement Date for such Instalment Sale Vehicle or would result from the instalment sale of such Instalment Sale Vehicle hereunder, and no Potential Instalment Sale Event of Default with respect to any event or condition specified in Sub-Clause 9.1.1 (Events of Default), Sub-Clause 9.1.5 (Events of Default) or Sub-Clause 9.1.8 (Events of Default) shall have occurred and be continuing on the Vehicle Instalment Sale Commencement Date for such Instalment Sale Vehicle or would result from the instalment sale of such Instalment Sale Vehicle hereunder;
(ii)Representations and Warranties. The representations and warranties contained in Clause 7 (Certain Representations and Warranties) are

true and correct in all material respects (unless any such representation or warranty contains a materiality limitation by its terms, in which case such representation or warranty shall be true and correct) as of such date (unless any such representation or warranty by its terms makes reference to a specific date, in which case, such representation or warranty shall be true and correct for such specific date);
(iii)Eligible Vehicle. Such Instalment Sale Vehicle is an Eligible Vehicle or in the case of any Credit Vehicle will be an Eligible Vehicle following payment of the purchase price in respect thereof;
(iv)Instalment Sale Expiration Date. The Instalment Sale Expiration Date has not occurred;
(v)Payment. If such Instalment Sale Vehicle was purchased by Belgian OpCo on non-credit terms, Dutch B FleetCo has paid in full the purchase price for such Instalment Sale Vehicle and if such Instalment Sale Vehicle was purchased on credit terms by Belgian OpCo, such Instalment Sale Vehicle has been delivered to or (as the case may be) is available for collection by Dutch B FleetCo;
(vi)Purchase pursuant to Belgian Master Fleet Purchase Agreement. The relevant Vehicle has been purchased by the Instalment Seller pursuant to the terms of the Belgian Master Fleet Purchase Agreement; and
(vii)Execution: the Instalment Sale Vehicle Acquisition Schedule has been executed by Dutch B FleetCo.
(e)Instalment Sale Vehicle Purchases and Instalment Sale Vehicle Acquisition Schedules
(i)From time to time, an Instalment Purchaser shall deliver or cause to be delivered to the Instalment Seller one or more schedules identifying the vehicles such Instalment Purchaser desires to purchase from the Instalment Seller hereunder, which schedules shall include the Basic Instalment Sale Vehicle Information and the name, company registration number and address of both the Instalment Seller and the Instalment Purchaser and shall be signed by the Instalment Purchaser (each such schedule, an “Instalment Sale Vehicle Acquisition Schedule”). Each Instalment Purchaser hereby agrees that, upon delivery of an Instalment Sale Vehicle Acquisition Schedule to the Instalment Seller, it will represent and warrant, to and in favour of the Instalment Seller, that each condition precedent to the instalment sale of the Instalment Sale Vehicles identified in such Instalment Sale Vehicle Acquisition Schedule has been satisfied as of the date of such delivery of the relevant Instalment Sale Vehicle Acquisition Schedule.
(ii)[Reserved]

(iii)The Instalment Sale Vehicle Acquisition Schedule for each Instalment Sale Vehicle to be sold hereunder on the first Vehicle Instalment Sale Commencement Date shall be substantially in the form as set out in Schedule V (Form of Initial Instalment Sale Vehicle Acquisition Schedule).
(iv)Upon execution of an Instalment Sale Vehicle Acquisition Schedule by the Instalment Seller, the Instalment Seller shall be deemed to have provided to the Instalment Purchaser the information set forth in such Instalment Sale Vehicle Acquisition Schedule as to the make and model of the vehicle, the year of the first registration, the chassis number of the vehicle, the mileage of the vehicle, the sale price and the date of the sale.
(f)Instalment Sale Vehicle Acceptance or Non-conforming Instalment Sale Vehicle Rejection.
(i)Subject to Sub-Clause 2.1(f)(ii) below, with respect to any vehicle identified on an Instalment Sale Vehicle Acquisition Schedule and made available for sale by the Instalment Seller to any Instalment Purchaser, such Instalment Purchaser shall have the right to inspect such vehicle within five (5) days of receipt (or such shorter period as may be contemplated under the applicable Vehicle Purchasing Agreement) (the “Inspection Period”) of such vehicle and either accept or, if such vehicle is a Non-conforming Instalment Sale Vehicle, reject such vehicle; provided that the relevant Instalment Purchaser is not required to expressly declare its acceptance of the relevant vehicle. If such Instalment Purchaser rejects the vehicle, it shall notify the Instalment Seller in writing that such vehicle is a Non-conforming Instalment Sale Vehicle during the Inspection Period (the delivery date of such written notice, the “Rejection Date”). If such Instalment Purchaser timely notifies the Instalment Seller that such Vehicle is a Non-conforming Instalment Sale Vehicle, then such Non-conforming Instalment Sale Vehicle with respect to which such Instalment Purchaser has so notified the Instalment Seller shall be a “Rejected Vehicle”.
(ii)Notwithstanding Sub-Clause 2.1(f)(i) above, an Instalment Purchaser will be only entitled to reject any Vehicle delivered to it by or on behalf of the Instalment Seller (A) if the Instalment Seller is itself entitled to reject such Vehicle under the relevant Vehicle Purchasing Agreement pursuant to which such Vehicle was ordered and (B) subject to the same conditions (to the extent applicable) as to rejection as may be applicable to the Instalment Seller under the relevant Vehicle Purchasing Agreement in respect of such Vehicle.
(iii)The relevant Instalment Purchaser shall dispose of a Rejected Vehicle described in sub-paragraph (i) above (including by returning such Rejected Vehicle to the seller thereof in accordance with the terms of the applicable Vehicle Purchasing Agreement) in accordance with Sub-Clause 6.2 (Instalment Sale Administrator Functions).
(g)Third party representative. In making, delivering (which includes, for the avoidance of doubt, electronic delivery), receiving and/or accepting declarations pursuant to this Clause 2.1 (Instalment Sale of Vehicles), the Instalment Seller and any Instalment Purchaser may be represented by a duly authorised third party service provider acting in the name and on behalf of the Instalment Seller or the applicable Instalment Purchaser, respectively. The parties hereto agree that:
(i)each party so represented shall deliver to the respective other party the relevant original power of attorney or the original of the relevant servicing contract containing such power of attorney, at the time of or prior to the direct declaration made, delivered (which includes, for the avoidance of doubt, electronic delivery), received and/or accepted on behalf of it;
(ii)each party so represented shall promptly notify the respective other party of any amendments of such power of attorney;
(iii)the Instalment Seller may only be represented by third party service providers incorporated in, and acting from, a jurisdiction other than Belgium; and
(iv)each party shall procure that its respective service provider shall not sub-delegate its authority to any other Person.
(h)Indemnity. Each Instalment Purchaser shall indemnify the Instalment Seller in respect of any Liabilities which the Instalment Seller may suffer in circumstances where the Instalment Seller has purchased a Vehicle or Vehicles under an Individual Purchase Agreement (as defined pursuant to the Belgian Master Fleet Purchase Agreement) and an instalment sale under this Agreement is not entered into by the date on which the Instalment Seller pays the purchase price for such Vehicle or Vehicles (including, without limitation, where an instalment sale is not entered into because the conditions precedent in Clause 2.1(d) (Conditions Precedent to Instalment Sale of Instalment Sale Vehicles) are not satisfied).
2.1Certain Transfers
(a)[Reserved]
(b)Intra-Instalment Sale Transfers. From time to time, a particular Instalment Purchaser (the “Transferor Instalment Purchaser”) may desire for its obligations under the instalment sale of an Instalment Sale Vehicle hereunder to terminate and another Instalment Purchaser (the “Transferee Instalment Purchaser”) to assume those obligations under such instalment sale hereunder. Upon delivery by such Instalment Purchasers to the Instalment Seller of written notice identifying by VIN each Instalment Sale Vehicle with respect to which the instalment sale shall be so transferred from such Transferor Instalment Purchaser to such Transferee Instalment Purchaser (such notice, an “Intra-Instalment Sale Transfer Schedule”), each Instalment Sale Vehicle identified in such Intra-Instalment Sale Transfer Schedule shall cease to be subject to an instalment sale hereunder to the Transferor Instalment Purchaser and shall contemporaneously commence being subject to an instalment sale by the Instalment Seller to the Transferee Instalment Purchaser, provided that such transfer does not result in the breach of any prescribed limits relating to Instalment Sale Vehicles set out in the Related Documents and provided further that such Intra-Instalment Sale Transfer shall not be effected unless express written consent is given by the Belgian Security Trustee. Each Instalment Purchaser agrees that upon such a transfer of the instalment sale with respect to any Instalment Sale Vehicle from one Instalment Purchaser to another Instalment Purchaser pursuant to this Agreement, such Transferor Instalment Purchaser relinquishes all rights that it has under such instalment sale with respect to such Instalment Sale Vehicle pursuant to this Agreement. Each Intra-Instalment Sale Transfer Schedule may be delivered electronically and may be delivered directly by either the applicable Transferor Instalment Purchaser or the applicable Transferee Instalment Purchaser or on behalf of either such party by any agent or designee of such party, provided the Transferor Instalment Purchaser and the Transferee Instalment Purchaser shall have separately agreed to such Intra-Instalment Sale Transfer Schedule and, with respect to such agreement, may not be represented by the same agent.
2.2[Reserved]
2.3Return
(a)Instalment Purchaser Right to Return. Any Instalment Purchaser may return any Instalment Sale Vehicle (other than any Instalment Sale Vehicle that has experienced a Casualty or become an Ineligible Vehicle) then subject to an instalment sale hereunder at any time prior to such Instalment Sale Vehicle’s Maximum Instalment Sale Termination Date by notifying the Instalment Seller that it is returning such Instalment Sale Vehicle; provided that, for the avoidance of doubt, the Vehicle Term for such Instalment Sale Vehicle will continue until the Vehicle Instalment Sale Expiration Date thereof, notwithstanding the prior return of such Instalment Sale Vehicle pursuant to this Sub-Clause 2.4(a) (Instalment Purchaser Right to Return).
(b)Instalment Purchaser Obligation to Return.
(i)On an Instalment Sale Vehicle's Maximum Instalment Sale Termination Date, on its Disposition Date, on the occurrence of a Liquidation Event and on the date of a notice given in respect of an Instalment Sale Vehicle pursuant to Sub-Clause 2.4(a):
(A)such Instalment Sale Vehicle shall be deemed to have been returned to the Instalment Seller;

(B)such Instalment Sale Vehicle will be held by the relevant Belgian OpCo pursuant to the provisions of Clause 6.2 of the Belgian Master Fleet Purchase Agreement; and
(C)for the avoidance of doubt, title to such Instalment Sale Vehicle remains with Dutch B FleetCo and will not pass to Belgian OpCo until the final instalment of the purchase price is paid by the Instalment Purchaser to the Instalment Seller.
(ii)[Reserved].
2.4Redesignation of Vehicles
(a)Mandatory Program Vehicle to Non-Program Vehicle Redesignations. With respect to any Instalment Sale Vehicle that is a Program Vehicle subject to an instalment sale to any Instalment Purchaser hereunder as of any date of determination, the Instalment Seller shall on the date specified in Sub-Clause 2.5(d) (Timing of Redesignations) redesignate such Instalment Sale Vehicle as a Non-Program Vehicle, if:
(i)a Manufacturer Event of Default is continuing with respect to the Manufacturer of such Instalment Sale Vehicle as of such date; or
(ii)as of any such date occurring after the Minimum Program Term End Date with respect to such Instalment Sale Vehicle, such Instalment Sale Vehicle was returned as of such date pursuant to the terms of the Manufacturer Program with respect to such Instalment Sale Vehicle, the Manufacturer of such Instalment Sale Vehicle would not be obligated to pay a repurchase price for such Instalment Sale Vehicle, or guarantee the disposition proceeds to be received for such Vehicle, in each case in an amount at least equal to (1) the Net Book Value of such Instalment Sale Vehicle, as of such date, minus (2) the Final Base Instalment that would be payable in respect of such Instalment Sale Vehicle, assuming that such date were the Disposition Date for such Instalment Sale Vehicle, minus (3) the Excess Mileage Charges with respect to such Instalment Sale Vehicle, that would be applicable as of such date, assuming that such date were the Disposition Date, minus (4) the Excess Damage Charges with respect to such Instalment Sale Vehicle, that would be applicable as of such date, assuming that such date were the Disposition Date, minus (5) the Pre-VLCD Program Vehicle Depreciation Amount paid or payable with respect to such Instalment Sale Vehicle, as of such date, minus (6) the Program Vehicle Depreciation Assumption True-Up Amount paid or payable with respect to such Instalment Sale Vehicle, as of such date.
(b)Optional Program Vehicle to Non-Program Vehicle Redesignations. In addition to Sub-Clause 2.5(a) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) and without limitation thereto, with respect to any Instalment Sale Vehicle that is a Program Vehicle subject to an instalment sale to any Instalment Purchaser hereunder as of any date of determination, such Instalment Purchaser may redesignate such Instalment Sale Vehicle as a Non-Program Vehicle upon written notice to the Instalment Seller (which written notice may be delivered electronically and may be delivered directly by such Instalment Purchaser or on its behalf by any agent or designee of such Instalment Purchaser); provided that, such Instalment Purchaser shall not redesignate any Program Vehicle as a Non-Program Vehicle pursuant to this Sub-Clause 2.5(b) (Optional Program Vehicle to Non-Program Vehicle Redesignations) if, after giving effect to such redesignation, an Aggregate Asset Amount Deficiency would exist, unless such redesignation would decrease the amount of such Aggregate Asset Amount Deficiency.
(c)Non-Program Vehicle to Program Vehicle Redesignations. With respect to any Instalment Sale Vehicle that is a Non-Program Vehicle subject to an instalment sale to any Instalment Purchaser hereunder as of any date of determination, if such Instalment Sale Vehicle was previously designated as a Program Vehicle, then such Instalment Purchaser may redesignate such Instalment Sale Vehicle as a Program Vehicle upon written notice to the Instalment Seller (which written notice may be delivered electronically and may be delivered directly by such Instalment Purchaser or on its behalf by any agent or designee of such Instalment Purchaser); provided that such Instalment Purchaser may not redesignate any such Instalment Sale Vehicle as a Program Vehicle if such Instalment Sale Vehicle would then be required to be redesignated as a Non-Program Vehicle pursuant to Sub-Clause 2.5(a) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) after designating such Instalment Sale Vehicle as a Program Vehicle.
(d)Timing of Redesignations. With respect to any redesignation to be effected pursuant to Sub-Clause 2.5(a) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations), such redesignation shall occur as of the first calendar day of the calendar month following the date on which the applicable event or condition described in Sub-Clause 2.5(a)(i) or (ii) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) occurs. With respect to any redesignation to be effected pursuant to Sub-Clause 2.5(b) (Optional Program Vehicle to Non-Program Vehicle Redesignations) or 2.5(c) (Non-Program Vehicle to Program Vehicle Redesignations), such redesignation shall occur as of the first calendar day of the calendar month immediately following the calendar month of the date written notice was delivered by the applicable Instalment Purchaser of such redesignation.
(e)Program Vehicle to Non-Program Vehicle Redesignation Payments. With respect to any Instalment Sale Vehicle that is redesignated as a Non-Program Vehicle pursuant to Sub-Clause 2.5(a) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) or Sub-Clause 2.5(b) (Optional Program Vehicle to Non-Program Vehicle Redesignations), the Instalment Purchaser of such Instalment Sale Vehicle as of the close of business on the date of such redesignation shall pay to the Instalment Seller on the Payment Date following the effective date of such redesignation, as determined in accordance with Sub-Clause 2.5(d) (Timing of Redesignations), an amount equal to the excess, if any, of the Net Book Value of such Instalment Sale Vehicle over the Market Value of such Instalment Sale Vehicle, in each case, as of the date of such redesignation (such excess, if any, for such Instalment Sale Vehicle, a “Redesignation to Non-Program Amount”).
(f)Non-Program Vehicle to Program Vehicle Redesignation Payments. With respect to any Instalment Sale Vehicle that is redesignated as a Program Vehicle pursuant to Sub-Clause 2.5(c) (Non-Program Vehicle to Program Vehicle Redesignations), the Instalment Seller shall pay to the Instalment Purchaser of such Instalment Sale Vehicle on the Payment Date following the effective date of such redesignation, as determined in accordance with Sub-Clause 2.5(d) (Timing of Redesignations), an amount equal to the excess, if any, of the Net Book Value of such Instalment Sale Vehicle (as of the date of such redesignation and calculated assuming that such Instalment Sale Vehicle had never been designated as a Non-Program Vehicle) over the Net Book Value of such Instalment Sale Vehicle (as of the date of such redesignation but without giving effect to such Instalment Sale Vehicle’s redesignation as a Program Vehicle) (such excess, if any, for such Instalment Sale Vehicle and such redesignation, the “Redesignation to Program Amount”); provided that,
(i)no payment shall be required to be made and no payment may be made by the Instalment Seller pursuant to this Sub-Clause 2.5(f) (Non-Program Vehicle to Program Vehicle Redesignation Payments) to the extent that an Amortization Event or a Potential Amortization Event exists or would be caused by such payment;
(ii)the amount of any such payment to be made by the Instalment Seller on any such date shall be capped at and be paid from (and the obligation of the Instalment Seller to make such payment on such date shall be limited to) the amount of funds available to the Instalment Seller on such date; and
(iii)if any such payment from the Instalment Seller is limited in amount pursuant to the foregoing paragraph (i) or (ii), the Instalment Seller shall pay to such Instalment Purchaser the funds available to the Instalment Seller on such Payment Date and shall pay to such Instalment Purchaser on each Payment Date thereafter the amount available to the Instalment Seller until such Redesignation to Program Amount has been paid in full to such Instalment Purchaser.
2.5No set-off or counterclaim
Each Instalment Purchaser’s obligation to pay all instalments and other sums hereunder shall not be subject to any setoff or counterclaim, unless such claims against which such setoff is to be made have become final adjudicated or remained uncontested by the Instalment Seller.

2.6Completion of Instalment Sale
On the Vehicle Instalment Sale Expiration Date for an Instalment Sale Vehicle, the instalment sale of such Instalment Sale Vehicle by the Instalment Seller to the relevant Instalment Purchaser pursuant to Clause 2.1 (Instalment Sale of Vehicles) shall complete as follows:
(a)the relevant Instalment Purchaser shall pay to the Instalment Seller or procure that the Instalment Seller is paid, the relevant amount payable as set forth in clause 4.7.2;
(b)the Instalment Seller shall procure that, upon receipt of such amount in full, all and any Belgian Security over the relevant Instalment Sale Vehicle, over its relevant Related Rights, over any claim to receive the registration documents regarding the Instalment Sale Vehicle against the Suppliers is immediately released;
(c)upon receipt by the Instalment Seller of such amount in full:
(i)legal title to such Instalment Sale Vehicle and the relevant Related Rights shall pass from the Instalment Seller to the relevant Instalment Purchaser free of any Belgian Security;
(ii)all claims to receive the registration documents regarding the Instalment Sale Vehicle against the Suppliers is assigned to the relevant Instalment Purchaser.
3TERM
3.1Vehicle Term
(a)Vehicle Instalment Sale Commencement Date. The “Vehicle Instalment Sale Commencement Date” with respect to any Instalment Sale Vehicle shall mean the date referenced in the applicable Instalment Sale Vehicle Acquisition Schedule with respect to such Instalment Sale Vehicle, provided that:
(i)[Reserved]
(ii)in no event shall such date be a date later than (i) the date that funds are expended by Dutch B FleetCo to acquire such Instalment Sale Vehicle or (ii) if earlier, the date on which the Instalment Sale Vehicle is delivered (such date of payment, the “Vehicle Funding Date” for such Instalment Sale Vehicle).
(b)Vehicle Term for Instalment Sale Vehicles. The “Vehicle Term” with respect to each Instalment Sale Vehicle shall extend from the Vehicle Instalment Sale Commencement Date through the earliest of:
(i)the Disposition Date with respect to such Instalment Sale Vehicle;

(ii)if such Instalment Sale Vehicle becomes a Rejected Vehicle, the Rejection Date with respect to such Rejected Vehicle; and
(iii)the Maximum Instalment Sale Termination Date with respect to such Instalment Sale Vehicle,
(the earliest of such three dates being referred to as the “Vehicle Instalment Sale Expiration Date” for such Instalment Sale Vehicle).
(c)[Reserved]
(d)[Reserved]
3.2Belgian Master Instalment Sale Term
The “Instalment Sale Commencement Date” shall mean the Eighth Amendment Date. The “Instalment Sale Expiration Date” shall mean the later of (i) the date of the final payment in full of the Belgian Note and (ii) the Vehicle Instalment Sale Expiration Date for the last Instalment Sale Vehicle subject to an instalment sale to an Instalment Purchaser hereunder. The “Term” of this Agreement shall mean the period commencing on the Instalment Sale Commencement Date and ending on the Instalment Sale Expiration Date.
4INSTALMENTS AND CHARGES
Each Instalment Purchaser will pay Instalments due and payable on a monthly basis as set forth in this Clause 4 (Instalments and Charges).
4.1Depreciation Records and Depreciation Charges
On each Business Day, the Instalment Seller shall establish or cause to be established the Depreciation Charge with respect to each Instalment Sale Vehicle, and the Instalment Seller shall maintain, and upon request by an Instalment Purchaser, deliver or cause to be delivered to such Instalment Purchaser a record of such Depreciation Charges (such record, the “Depreciation Record”) with respect to each Instalment Sale Vehicle subject to an instalment sale to such Instalment Purchaser as of such date, the delivery of which may be satisfied by the Instalment Seller posting or causing to be posted such depreciation records to a password-protected website made available to such Instalment Purchaser or by any other reasonable means of electronic transmission (including, without limitation, email or other file transfer protocol), and may be made directly by the Instalment Seller or on its behalf by any agent or designee of the Instalment Seller.
4.2Monthly Base Instalment
With respect to any Payment Date and any Instalment Sale Vehicle (other than an Instalment Sale Vehicle with respect to which the Disposition Date occurred during such Related Month), the “Monthly Base Instalment” with respect to such Instalment Sale Vehicle for such Payment Date shall equal the pro rata portion (based upon the number of days in the Related Month with respect to such Payment Date that were included in the Vehicle Term for such Instalment Sale Vehicle) of the Depreciation Charge for such Instalment Sale Vehicle as of the last day of such Related Month calculated on a 30/360 day basis.
4.3Final Base Instalment
With respect to any Payment Date and any Instalment Sale Vehicle with respect to which the Disposition Date occurred during such Related Month, the “Final Base Instalment” with respect to any such Instalment Sale Vehicle for such Payment Date shall be an amount equal to the pro rata portion (based upon the number of days in such Related Month that were included in the Vehicle Term for such Instalment Sale Vehicle) of the Depreciation Charge for such Instalment Sale Vehicle as of such Disposition Date, calculated on a 30/360 day basis.
4.4Program Vehicle Depreciation Assumption True-Up Amount
If the Program Vehicle Depreciation Assumption True-Up Amount with respect to any Instalment Sale Vehicle is a positive number as of the first day following the end of the Estimation Period for such Instalment Sale Vehicle, then the Instalment Purchaser of such Instalment Sale Vehicle shall pay the Instalment Seller such Program Vehicle Depreciation Assumption True-Up Amount with respect to such Instalment Sale Vehicle in accordance with Sub-Clause 4.7.1 (Payments).
4.5Monthly Variable Instalment
The “Monthly Variable Instalment” for each Payment Date and each Instalment Sale Vehicle other than an Instalment Sale Vehicle which was a Credit Vehicle on the last day of the Related Month with respect to such Payment Date (w) sold hereunder as of the last day of the Related Month with respect to such Payment Date, (x) the Disposition Date in respect of which occurred during such Related Month, or (y) that became subject to an instalment sale to the applicable Instalment Purchaser during such Related Month, in each case shall equal:
(a)the product of:
(i)the sum of:
(A)all interest that has accrued on the Belgian Note during the Interest Period for the Belgian Note ending on the second Business Day immediately preceding the Determination Date immediately preceding such Payment Date, plus
(B)all Belgian Carrying Charges with respect to such Payment Date, and
(ii)the quotient (the “VR Quotient”) obtained by dividing:
(A)the Net Book Value of such Instalment Sale Vehicle as of the last day of such Related Month (or, if earlier, the Disposition Date with respect to such Instalment Sale Vehicle) by

(B)the aggregate Net Book Value as of the last day of such Related Month (or, in any such case, if earlier, the Disposition Date of such Instalment Sale Vehicle) of all such Instalment Sale Vehicles purchased by the Instalment Seller to the Instalment Purchasers.
(b)The total amount of Base Instalment and Monthly Variable Instalment payable by the Instalment Purchaser to the Instalment Seller on each Payment Date shall be adjusted by an amount (positive or negative) as reasonably determined by the Instalment Sale Administrator to result in the net income and gains, of the Instalment Seller for the Related Month, calculated in accordance with GAAP, taking into account, inter alia, (i) all interest expenses and other expenses of the Instalment Seller (including, for the avoidance of doubt, such interest and other expenses paid and accrued but not yet paid) (in accordance with GAAP) and (ii) any losses or gains realised as of the last day of the Related Month in respect of the disposal of Non-Program Vehicles by (or on behalf of) the Instalment Seller during such Related Month being equal to one twelfth of the Belgian Minimum Profit Amount (the “Instalment Adjustment”) provided that the Instalment Adjustment shall not result in the total amount of Base Instalment and Monthly Variable Instalment being reduced below such amount as is required by the Instalment Seller to make any payments to third parties (including without limitation in respect of interest and other amounts payable to the Belgian Noteholder under the Belgian Note) on such Payment Date.
4.6Casualty; Ineligible Vehicles
On the second day of each calendar month, each Instalment Purchaser shall deliver to the Instalment Sale Administrator a list containing each Instalment Sale Vehicle subject to an instalment sale to such Instalment Purchaser that suffered a Casualty or became an Ineligible Vehicle in the preceding calendar month (each such list, a “Monthly Casualty Report”). Each such delivery may be satisfied by the applicable Instalment Purchaser posting such Monthly Casualty Report to a password protected website made available to the Instalment Sale Administrator or by any other reasonable means of electronic transmission (including by e-mail, file transfer protocol or otherwise) and may be so delivered directly by the applicable Instalment Purchaser or on its behalf by any agent or designee of such Instalment Purchaser. On the Disposition Date with respect to each Instalment Sale Vehicle that suffers a Casualty or becomes an Ineligible Vehicle, (i) the Instalment Seller shall cause title to such Instalment Sale Vehicle to be transferred to the Instalment Purchaser of such Instalment Sale Vehicle and (ii) such Instalment Purchaser shall be entitled to any physical damage insurance proceeds applicable to such Instalment Sale Vehicle.
4.7Payments
4.7.1Subject to Sub-Clause 4.5(b), on each Payment Date and with respect to the Related Month thereto, after giving full credit for any prepayments made pursuant to Sub-Clause 4.9 (Prepayments), each Instalment Purchaser shall pay to the Instalment Seller an amount equal to the sum of the following amounts with respect to each

Instalment Sale Vehicle subject to an instalment sale to such Instalment Purchaser hereunder to the last day of such Related Month (other than any Instalment Sale Vehicle the Disposition Date for which occurred during such Related Month):
(a)the Monthly Base Instalment with respect to such Instalment Sale Vehicle as of such Payment Date, plus
(a)the Pre-VLCD Program Vehicle Depreciation Amount with respect to such Instalment Sale Vehicle, if any, plus
(b)if the Program Vehicle Depreciation Assumption True-Up Amount owing with respect to such Instalment Sale Vehicle as of such Payment Date is a positive number, then such Program Vehicle Depreciation Assumption True-Up Amount minus all amounts previously paid by the applicable Instalment Purchaser in respect of such Program Vehicle Depreciation Assumption True-Up Amount, plus
(c)the Monthly Variable Instalment with respect to such Instalment Sale Vehicle as of such Payment Date, plus
(d)the Redesignation to Non-Program Amount, if any, with respect to such Instalment Sale Vehicle for such Payment Date.
4.7.1Subject to Sub-Clause 4.5(b), on each Payment Date and with respect to the Related Month thereto, after giving full credit for any prepayments made pursuant to Sub-Clause 4.9 (Prepayments), each Instalment Purchaser shall pay to the Instalment Seller an amount equal to the sum of the following amounts with respect to each Instalment Sale Vehicle subject to an instalment sale to such Instalment Purchaser hereunder as of any day during such Related Month and the Disposition Date for which occurred during such Related Month:
(a)the Casualty Payment Amount with respect to such Instalment Sale Vehicle, if any, plus
(b)the Final Base Instalment with respect to such Instalment Sale Vehicle, if any, plus
(c)the Program Vehicle Special Default Payment Amount with respect to such Instalment Sale Vehicle, if any, plus
(d)the Non-Program Vehicle Special Default Payment Amount with respect to such Instalment Sale Vehicle, if any, plus
(e)the Early Program Return Payment Amount with respect to such Instalment Sale Vehicle, if any, plus
(f)the Monthly Variable Instalment owing with respect to such Instalment Sale Vehicle for such Payment Date.

4.8Making of Payments
(a)All payments hereunder shall be made by the applicable Instalment Purchaser, or by the Instalment Sale Administrator or one or more of its Affiliates on behalf of such Instalment Purchaser, to, or for the account of, the Instalment Seller in immediately available funds.
(b)All such payments shall be deposited into the Belgian Collection Account not later than 12:00 noon, London time, on such Payment Date.
(c)If any Instalment Purchaser pays less than the entire amount of Instalment (or any other amounts) due on any Payment Date, after giving full credit for all prepayments made pursuant to Sub-Clause 4.9 (Prepayments) with respect to amounts due on such Payment Date, then the payment received from such Instalment Purchaser in respect of such Payment Date shall be first applied to the Monthly Variable Instalment due on such Payment Date.
(d)In the event any Instalment Purchaser fails to remit payment of any amount due under this Agreement on or before the Payment Date or when otherwise due and payable hereunder, the amount not paid will be considered delinquent and such Instalment Purchaser shall pay default interest with respect thereto at a rate equal to (i) the effective interest rate payable by Dutch B FleetCo on any overdue amounts owed by Dutch B FleetCo with respect to the Belgian Note or (ii) if no such interest is payable by Dutch B FleetCo, EURIBOR plus 1.0%, during the period from the Payment Date on which such delinquent amount was payable until such delinquent amount (with accrued interest) is paid.
(e)EUR is the currency of account payment for any sum due from one party to another under this Agreement.
(f)Tax gross-up:
(i)Each Instalment Purchaser shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is a Requirement of Law.
(ii)Each Instalment Purchaser shall, promptly upon becoming aware that it is required to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Instalment Seller and the Belgian Security Trustee accordingly.
(iii)If any Instalment Purchaser is required by law to make a Tax Deduction, the amount of the payment due by such Instalment Purchaser shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due to the payee if no Tax Deduction had been required.
(iv)If any Instalment Purchaser is required to make a Tax Deduction, such Instalment Purchaser shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(v)Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, each Instalment Purchaser shall deliver to the Instalment Seller and the Belgian Security Trustee evidence reasonably satisfactory to the Instalment Seller that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Tax Authority.
4.9Prepayments
On any Business Day, any Instalment Purchaser may, at its option, make a non-refundable payment to the Instalment Seller of all or any portion of the Instalment or any other amount that is payable by such Instalment Purchaser hereunder on the Payment Date occurring in the calendar month of such date of payment or the next succeeding Payment Date, in advance of such Payment Date.
4.10Ordering and Delivery Expenses
With respect to any Instalment Sale Vehicle to become subject to an instalment sale to any Instalment Purchaser hereunder, such Instalment Purchaser shall pay to or at the direction of the Instalment Seller all applicable costs and expenses of freight, packing, handling, storage, shipment and delivery of such Instalment Sale Vehicle and all sales and use tax (if any) to the extent that the same have not been included in the Capitalized Cost of such Instalment Sale Vehicle, as such inclusion or exclusion has been reasonably determined by the Instalment Sale Administrator.
4.11[Reserved]
5VEHICLE OPERATIONAL COVENANTS
5.1[Reserved]
1.1.1Maintenance and Repairs. With respect to any Instalment Purchaser and the Instalment Sale Vehicles subject to an instalment sale to such Instalment Purchaser, such Instalment Purchaser shall pay for all maintenance and repairs. Each Instalment Purchaser will pay, or cause to be paid, all usual and routine expenses incurred in the use and operation of Instalment Sale Vehicles subject to an instalment sale to such Instalment Purchaser hereunder including, but not limited to, fuel, lubricants, and coolants. Any improvements or additions to any Instalment Sale Vehicles while such Instalment Sale Vehicle is subject to an instalment sale shall become and remain the property of the Instalment Seller, except that any addition to any Instalment Sale Vehicle made by any Instalment Purchaser shall remain the property of such Instalment Purchaser if such addition can be disconnected from such Instalment Sale Vehicle without impairing the functioning of such Instalment Sale Vehicle or its resale value, excluding such addition.

5.1.1Insurance. Each Instalment Purchaser shall:
(a)unless at any time the Instalment Seller shall otherwise expressly consent in writing, maintain insurances on and in relation to its business and assets against such risks and to such extent as is usual for companies carrying on business such as that carried on by the Instalment Purchaser until the date on which the Instalment Purchaser has returned all Instalment Sale Vehicles delivered to the Instalment Purchaser under this Agreement to the Instalment Seller, including:
(i)insurance coverage which is a Requirement of Law in the jurisdictions of the following parties, for the Instalment Seller, the Belgian Security Trustee, the Issuer Security Trustee, itself and in the case of Motor Third Party Liability Cover (as defined below) any other jurisdiction where the Instalment Sale Vehicle is physically located, including providing protection against:
(A)liability in respect of bodily injury or death caused to third parties; and/or
(A)loss or damage to property belonging to third parties,
in each case arising out of the use of any Instalment Sale Vehicle at or above any applicable minimum limits of indemnity and/or liability as a Requirement of Law or (if higher) which would be considered to be reasonably prudent in the context of the vehicle rental industry (the “Motor Third Party Liability Cover”);
(ii)for Dutch B FleetCo, the Belgian Security Trustee and itself, insurance cover providing protection against public and product liability in respect of Instalment Sale Vehicles which are subject to an instalment sale by the Instalment Seller to the Instalment Purchaser in an amount which would be considered to be reasonably prudent in the context of the vehicle rental industry (the “Public/Product Liability Cover”),
(each an "Insurance Policy" and together the “Insurance Policies”), in each case with licensed insurance companies or underwriters;
(b)use reasonable endeavours to ensure that the Motor Third Party Liability Cover is endorsed by a non-vitiation clause substantially in the form as set out in Part A (Non-vitiation endorsement) of Schedule I (Common Terms of Motor Third Party Liability Cover);
(c)use reasonable endeavours to ensure that the Motor Third Party Liability Cover is endorsed by a severability of interest clause substantially in the form as set out in Part B (Severability of interest) of Schedule I (Common Terms of Motor Third Party Liability Cover);
(d)use reasonable endeavours to ensure that the Motor Third Party Liability Cover is endorsed by a "non-payment of premium" clause substantially in the form as set out in Part C (Notice of non-payment of premium to be sent to the

Belgian Security Trustee) of Schedule I (Common Terms of Motor Third Party Liability Cover);
(e)upon knowledge of the occurrence of an event giving rise to a claim under any of the Insurance Policies, arrange for a claim to be filed with the relevant insurance company or underwriters and provide assistance in attempting to bring the claim to a successful conclusion;
(f)ensure that the Insurance Policies are renewed or (as the case may be) replaced in a timely manner and shall pay premiums promptly and in accordance with the requirements of the relevant Insurance Policy;
(g)notify the Instalment Seller and the Belgian Security Trustee of any material changes to either an Instalment Purchaser’s or the Instalment Seller’s insurance coverage under any of the Insurance Policies;
(h)promptly notify the Instalment Seller and the Belgian Security Trustee of:
(i)any notice of threatened cancellation or avoidance of any of the Insurance Policies received from the relevant insurer; and
(ii)any failure to pay premiums to the insurer or broker in accordance with the terms of any such Insurance Policies;
(i)if any of the Insurance Policies are not kept in full force and effect, and/or if an Instalment Purchaser fails to pay any premiums thereunder, the Instalment Seller has the right, but no obligation, to replace the relevant Insurance Policy or to pay the premiums due (if permitted under the relevant Insurance Policy), as the case may be, and in either case, the Instalment Purchaser shall indemnify the Instalment Seller for the amount of any premium and any Liabilities incurred in relation to replacement of the relevant Insurance Policy or payment of the premiums due by the Instalment Seller, as the case may be (such indemnity shall be immediately due and payable by such Instalment Purchaser);
(j)retain custody of the original Insurance Policy documents and any correspondence regarding claims in respect of any of the Insurance Policies affecting the Instalment Seller and shall supply the original Insurance Policy documents only (but not any claims correspondence) to the Belgian Liquidation Co-ordinator and (if so requested) supply the Instalment Seller and the Belgian Security Trustee with copies thereof;
(k)comply, and use reasonable endeavors to ensure that any Affiliate to which an Instalment Sale Vehicle has been sub-leased pursuant to this Agreement and any sub-contractor, if any and to the extent required, complies, with the terms and conditions of the Insurance Policies, and shall not consent to, or voluntarily permit any act or omission which might invalidate or render unenforceable the whole or any part of the Insurance Policies;

(l)ensure that the Instalment Seller's interest in each Insurance Policy as owner of the relevant Instalment Sale Vehicle is noted in the records of the relevant insurer;
(m)in respect of the Public/Product Liability Cover, if such insurance is obtained through a placing broker (or such placing broker is replaced with another), use reasonable endeavours to obtain a letter of undertaking substantially in the form set out in Part A (Public/Product Liability Cover) of Schedule 2 (Insurance Broker Letter of Undertaking); and
(n)in respect of the Motor Third Party Liability Cover, if such insurance is obtained through a placing broker (or such placing broker is replaced with another), use reasonable endeavours to obtain a letter of undertaking substantially in the form set out in Part B (Motor Third Party Liability) of Schedule 2 (Insurance Broker Letter of Undertaking).
5.1.1Ordering and Delivery Expenses. Each Instalment Purchaser shall be responsible for the payment of all ordering and delivery expenses as set forth in Sub-Clause 4.10 (Ordering and Delivery Expenses).
5.1.2Fees; Traffic Summonses; Penalties and Fines. With respect to any Instalment Purchaser and the Instalment Sale Vehicles subject to an instalment sale to such Instalment Purchaser hereunder, and notwithstanding the fact that the Instalment Seller is the legal owner of any Belgian Vehicle, each Instalment Purchaser shall be responsible for the payment of all registration fees, title fees, license fees or other similar governmental fees and taxes, including (i) the annual taxe de circulation/verkeersbelasting and (ii) the tax de mise en circulation/belasting op inverkeerstelling, all costs and expenses in connection with registration of the Instalment Sale Vehicles, the transfer of title of, or reflection of the interest of any security holder in, any Instalment Sale Vehicle, traffic summonses, penalties, judgments and fines incurred with respect to any Instalment Sale Vehicle during the Vehicle Term for such Instalment Sale Vehicle or imposed during the Vehicle Term for such Instalment Sale Vehicle by any Governmental Authority with respect to such Instalment Sale Vehicles and any premiums relating to any of the Insurance Policies under Sub-Clause 5.1.2 (Insurance) above, in connection with such Instalment Purchaser’s operation of such Instalment Sale Vehicles. The Instalment Seller may, but is not required to, make any and all payments pursuant to this Sub-Clause 5.1.4 (Fees; Traffic Summonses; Penalties and Fines) on behalf of such Instalment Purchaser, provided that, such Instalment Purchaser will reimburse the Instalment Seller in full for any and all payments made pursuant to this Sub-Clause 5.1.4.
5.1.3Registration of Vehicles. The relevant Instalment Purchaser and the Instalment Sale Administrator shall, with respect to all Vehicles which are intended to be subject to an instalment sale to the Instalment Purchasers pursuant to the terms of this Agreement:
(a)procure the registration of the Instalment Purchaser as the registered user (gebruiker / utilisateur) of the Vehicles during the relevant Vehicle Term within any applicable time limits for such registration (and in each case arranging for the payment of all applicable registration costs to be for the account of the relevant Instalment Purchaser pursuant to Sub-Clause 5.1.4 (Fees; Traffic Summonses; Penalties and Fines);
(b)if requested by the Instalment Seller, co-operate in the registration of any other Person as user of any Vehicle subject to an instalment sale to such Instalment Purchaser following effective delivery of a Belgian Acceleration Notice; and
(a)if requested by the Instalment Seller, co-operate in the registration of any other Person as user of any Vehicle following the applicable Instalment Sale Expiration Date or following the Vehicle Instalment Sale Expiration Date except where such Vehicle has become a Casualty or an Ineligible Vehicle and title has been transferred to the relevant Instalment Purchaser.
5.1.1Licences, authorizations, consents and approvals. Each Instalment Purchaser shall obtain and maintain for so long as the relevant Instalment Sale Vehicles are subject to an instalment sale hereunder, all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and for the purposes of the transactions contemplated by this Agreement, except to the extent that the failure is not reasonably likely to result in a Material Adverse Effect.
5.1.2Landlord’s lien. Each Instalment Purchaser shall use reasonable efforts to discharge any lien or pledge created in favour of a vehicle garage which is in possession of any Instalment Sale Vehicle in relation to any maintenance work.
5.1.3Each Instalment Purchaser shall procure that no executory seizure (saisie exécution / uitvoerend beslag) is made on the Instalment Sale Vehicles, and that any conservatory seizure (saisie conservatoire / bewarend beslag) thereon is lifted within 90 days of its first being made.
5.2Vehicle Use
1.1.1Each Instalment Purchaser may use Instalment Sale Vehicles subject to instalment sale hereunder in connection with its car rental business, including use by such Instalment Purchaser’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities, subject to Sub-Clause 8.7 (Preservation of rights) and Clause 9 (Default and Remedies Therefor) hereof and Sub-Clause 10.2 (Rights of the Belgian Security Trustee upon Amortization Event or Certain Other Events of Default) of the Belgian Facility Agreement. Each Instalment Purchaser agrees to possess, operate and maintain each Instalment Sale Vehicle subject to an instalment sale to it in a manner consistent with how such Instalment Purchaser would possess, operate and maintain such Vehicle were such Instalment Purchaser the owner of such Instalment Sale Vehicle.
1.1.2In addition to the foregoing, each Instalment Purchaser may sublet Instalment Sale Vehicles to any of:
(A)any Person(s), so long as (i) the sublease of such Instalment Sale Vehicles satisfies the Non-Franchisee Third Party Sublease Contractual Criteria, (ii) the Instalment Sale Vehicles being subleased are being used in connection with such Person(s)’ business and (iii) the aggregate Net Book Value of the Instalment Sale Vehicles being subleased at any one time pursuant to this Sub-Clause 5.2.2(A) (Vehicle Use) does not exceed one (1) per cent of the aggregate Net Book Value of all Instalment Sale Vehicles subject to an instalment sale under this Agreement at such time;
(B)any franchisee of any Affiliate of any Instalment Purchaser (and which franchisee, for the avoidance of doubt, may be an Affiliate of any Instalment Purchaser), so long as (i) the sublease of such Instalment Sale Vehicles satisfies the Franchisee Sublease Contractual Criteria, (ii) such franchisee meets the normal credit and other approval criteria for franchises of such Affiliate and (iii) the aggregate Net Book Value of the Instalment Sale Vehicles being subleased pursuant to this Sub-Clause 5.2.2(B) (Vehicle Use) at any one time does not exceed five (5) per cent of the aggregate Net Book Value of all Instalment Sale Vehicles subject to an instalment sale under this Agreement at such time;
(C)any Affiliate of any Instalment Purchaser located in the same jurisdiction as the Instalment Purchaser, so long as (i) the sublease of such Instalment Sale Vehicles to such Affiliate states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement, (ii) the Instalment Sale Vehicles being so subleased are being used in connection with such Affiliate’s business, including use by such Affiliate’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities, provided that no amendments are made to the registration of the Instalment Purchaser as the registered user (gebruiker / utilisateur) of the Vehicles and (iii) the aggregate Net Book Value of the Instalment Sale Vehicles being subleased at any one time pursuant to this Sub-Clause 5.2.2(C) (Vehicle Use) does not exceed five (5) per cent. of the aggregate Net Book Value of all Instalment Sale Vehicles subject to an instalment sale under this Agreement; and
(D)subject to the provisions in Sub-Clause 5.2.2(E) below, any Affiliate of any Instalment Purchaser located in a jurisdiction different than the jurisdiction where the Instalment Purchaser is located, so long as (i) the sublease of such Instalment Sale Vehicles to such Affiliate states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement, (ii) the Instalment Sale Vehicles being so subleased are being used in connection with such Affiliate’s business, including use by such Affiliate’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities, provided that no amendments are made to the registration of the Instalment Purchaser as the registered user (gebruiker / utilisateur) of the Vehicles, (iii) the relevant FleetCo Class A Baseline Advance Rate applicable to the Instalment Sale Vehicle being subleased must be the lower FleetCo Class A Baseline Advance Rate in respect of the relevant FleetCo AAA Component, as the case may be, of (a) the jurisdiction of the Instalment Purchaser and (b) the jurisdiction of the relevant Affiliate to such Instalment Sale Vehicles are sub-leased to, (iv) the aggregate Net Book Value of the

Instalment Sale Vehicles being subleased at any one time pursuant to this Sub-Clause 5.2.2(D) (Vehicle Use) does not exceed one (1) per cent. of the aggregate Net Book Value of all Instalment Sale Vehicles subject to an instalment sale under this Agreement and (v) following a Level 1 Minimum Liquidity Test Breach, the subleases of such Instalment Sale Vehicles shall be terminated, and such sublease Vehicles shall either be: (a) returned to the Instalment Purchaser or (b) sold by the relevant Affiliate, with all proceeds of such sale to be deposited into the Belgian Collection Account; and
(E)the OpCos located in a jurisdiction different than the jurisdiction where the Instalment Purchaser is located, so long as (i) the sublease of such Instalment Sale Vehicles to such OpCo states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement, (ii) any Instalment Sale Vehicles being so subleased must be Non-Program Vehicles, (iii) the relevant FleetCo Class A Baseline Advance Rate applicable to the Instalment Sale Vehicle being subleased must be the lower of FleetCo Class A Baseline Advance Rate in respect of the relevant Eligible Investment Grade Non-Program Vehicle Amount or Eligible Non-Investment Grade Non-Program Vehicle Amount, as the case may be, of (a) the jurisdiction of the Instalment Purchaser and (b) the jurisdiction of the relevant OpCo to such Instalment Sale Vehicles are sub-leased to, (iv) the aggregate Net Book Value of the Instalment Sale Vehicles and Lease Vehicles being subleased at any one time pursuant to this Sub-Clause 5.2.2(E) (Vehicle Use), sub-clause 5.2.2.(E) of the French Master Lease, sub-clause 5.2.2(E) of the Spanish Master Lease, sub-clause 5.2.2(E) of the Dutch Master Lease, sub-clause 5.2.2(E) of the German Master Lease and sub-clause 5.2.2 (E) of the Italian Master Lease, together with the Net Book Value of the Instalment Sale Vehicles and Lease Vehicles being subleased pursuant to Sub-Clause 5.2.2(D) (Vehicle Use), sub-clause 5.2.2.(D) of the French Master Lease, sub-clause 5.2.2(D) of the Spanish Master Lease, sub-clause 5.2.2(D) of the Dutch Master Lease, sub-clause 5.2.2(D) of the German Master Lease, sub-clause 5.2.2 (D) of the Italian Master Lease, does not exceed the lower of (1) ten (10) per cent. of the aggregate Net Book Value of all Eligible Vehicles at any one time or (2) EUR 70,000,000 in total, and provided that, in respect of Germany, individually, this should not exceed EUR 16,000,000, (v) the Instalment Sale Vehicles being so subleased are being used in connection with such OpCo’s business, including use by such OpCo’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities, provided that no amendments are made to the registration of the Instalment Purchaser as the registered user (gebruiker / utilisateur) of the Vehicles, and (vi) following a Level 1 Minimum Liquidity Test Breach, the sublease of such Instalment Sale Vehicles shall be terminated, and such subleased Vehicles shall either be: (a) returned to the Instalment Purchaser or (b) sold by the relevant OpCo, whether on its own account or on the relevant Servicer's behalf, with all proceeds of such sale to be deposited into the Belgian Collection Account.
With respect to any Instalment Sale Vehicles subleased pursuant to this Sub-Clause 5.2.2 (Vehicle Use) that meet the conditions of both the preceding paragraphs (A) and

(B), as of any date of determination, the Instalment Sale Administrator will determine which such Instalment Sale Vehicles shall count towards the calculation of the percentage of aggregate Net Book Value in which of the preceding paragraphs (A) or (B) as of such date; provided that, no such individual Instalment Sale Vehicle shall count towards the calculation of the percentage of aggregate Net Book Value with respect to both paragraphs (A) and (B) as of such date.
On the first day of each calendar month, each Instalment Purchaser shall deliver to the Instalment Sale Administrator a list identifying each Instalment Sale Vehicle subleased by such Instalment Purchaser pursuant to the preceding paragraphs (A) or (B) and the sublessee of each such Instalment Sale Vehicle, in each case, as of the last day of the immediately preceding calendar month, each of which deliveries may be satisfied by the applicable Instalment Purchaser posting such list to a password protected website made available to the Instalment Sale Administrator or by any other reasonable means of electronic transmission (including by e-mail, file transfer protocol or otherwise) and may be so delivered directly by the applicable Instalment Purchaser or on its behalf by any agent or designee of such Instalment Purchaser.
On the first day of each calendar month, each Instalment Purchaser shall deliver to the Instalment Sale Administrator a list identifying each Instalment Sale Vehicle subleased by such Instalment Purchaser pursuant to the preceding paragraphs (C), (D) and (E) and the sublessee of each such Instalment Sale Vehicle, in each case, as of the last day of the immediately preceding calendar month, each of which deliveries will be satisfied by the Instalment Sale Administrator having actual knowledge of each such subleased Instalment Sale Vehicle and the related sublessee to whom such Instalment Sale Vehicle was then being subleased.
The sublease of any Instalment Sale Vehicles permitted by this Clause 5 (Vehicle Operational Covenants) shall not release any Instalment Purchaser from any obligations under this Agreement.
5.3Non-Disturbance
With respect to any Instalment Purchaser, so long as such Instalment Purchaser satisfies its obligations hereunder, its quiet enjoyment, possession and use of the Instalment Sale Vehicles will not be disturbed during the Term subject, however, to Sub-Clause 8.7 (Preservation of rights) and Clause 9 (Default and Remedies Therefor) hereof and except that the Instalment Seller and the Belgian Security Trustee each retain the right, but not the duty, to inspect the Instalment Sale Vehicles subject to an instalment sale to such Instalment Purchaser without disturbing such Instalment Purchaser’s business.
5.4Manufacturer’s Warranties
If an Instalment Sale Vehicle is covered by a Manufacturer’s warranty, the relevant Instalment Purchaser, during the Vehicle Term for such Instalment Sale Vehicle, shall have the right to make any claims under such warranty that the Instalment Seller could make.

5.5Program Vehicle Condition Notices
Upon the occurrence of any event or condition with respect to any Instalment Sale Vehicle that is then designated as a Program Vehicle that would reasonably be expected to result in a redesignation of such Instalment Sale Vehicle pursuant to Sub-Clause 2.5(a)(ii) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations), the Instalment Purchaser of such Instalment Sale Vehicle shall notify the Instalment Seller of such event or condition in the normal course of operations.
5.6Litigation
Upon becoming aware of the same, the Instalment Purchaser shall promptly notify the Instalment Seller and the Belgian Security Trustee of any litigation instituted against the Instalment Seller in which it is alleged that the Instalment Seller has breached the terms of any applicable law or regulation.
5.7Belgian Vehicle Document
The Instalment Purchaser shall:
(a)keep or procure that the Belgian Vehicle Documents are kept in safe custody;
(b)inform Dutch B FleetCo of the location at which the Belgian Vehicle Documents are kept promptly after the date of this Agreement and promptly notify Dutch B FleetCo and the Belgian Security Trustee of any changes to such location effected thereafter; and
(c)keep the Belgian Vehicle Documents in such manner as to ensure each is uniquely identifiable and distinguishable, by a reference number, from the records and other documents which relate to other agreements which are held by or on behalf of the Instalment Purchaser.
5.8Access
The Instalment Purchaser shall, subject to any applicable Requirement of Law, permit Dutch B FleetCo and (following the delivery of a Master Instalment Sale Termination Notice or an Instalment Sale Event of Default which is continuing and is not remedied or waived) the Belgian Security Trustee and any other Person reasonably nominated by Dutch B FleetCo and (following the delivery of a Master Instalment Sale Termination Notice or an Instalment Sale Event of Default which is continuing and is not remedied or waived) the Belgian Security Trustee at any time during normal business hours upon reasonable notice to have access to the relevant Belgian Vehicle Documents.
6ADMINISTRATION OBLIGATIONS
6.1Instalment Sale Administrators
In respect of Instalment Sale Vehicles subject to an instalment sale to an Instalment Purchaser pursuant to this Agreement, such Instalment Purchaser shall have certain administration obligations and in such capacity shall be an Instalment Sale Administrator. If a replacement instalment sale administrator is appointed to replace an Instalment Sale Administrator pursuant to Clause 9.6 (Instalment Sale Administrator Default) references to such Instalment Sale Administrator shall be to such replacement instalment sale administrator. The "relevant Instalment Sale Administrator" in respect of an Instalment Sale Vehicle for the purposes of this Agreement shall be the Instalment Purchaser subject to an instalment sale pursuant to this Agreement or such replacement instalment sale administrator.
6.2Administration Obligations
(a)[Reserved]
(b)[Reserved]
(c)[Reserved]
(d)[Reserved]
(e)[Reserved]
(f)[Reserved]
(g)[Reserved]
(h)In each case, in accordance with the Instalment Administrator Standard, an Instalment Sale Administrator shall:
(i)monitor compliance by the Instalment Purchaser of its obligations under Clause 5.1.2 (Insurance). If the Insurance Policies are not maintained by the Instalment Purchaser, the Instalment Sale Administrator shall, if required to do so by the Instalment Seller, make arrangements in respect of the relevant Insurance Policy, as contemplated by Clause 5.1.2 (Insurance);
(ii)upon knowledge of the occurrence of an event giving rise to a claim of the Instalment Seller or the Instalment Sale Administrator under any of the Insurance Policies, the Instalment Sale Administrator shall assist the Instalment Seller in filing the Instalment Seller's claim or arrange for the Instalment Purchaser's claim to be filed with the relevant insurance company or underwriters and provide assistance in attempting to bring the claim to successful conclusion; and
(iii)ensure that the Insurance Policies are renewed or (as the case may be) replaced in a timely manner in accordance with the requirements of the relevant Insurance Policy.
(i)The Instalment Seller shall, in accordance with the Instalment Administrator Standard and to the extent permitted by law, furnish the Instalment Sale Administrator with all such information as the Instalment Sale Administrator may require to enable it, to the extent permitted by law, to prepare any tax return for tax purposes in Belgium (if necessary). The Instalment Sale Administrator shall, to the extent permitted by law, provide the Instalment Seller with all such administrative assistance as is necessary in relation to compliance by the Instalment Seller with Belgian tax legislation (including the preparation of tax returns for the purposes of Belgian tax).
(j)Each Instalment Sale Administrator shall, to the extent permitted by law, provide the Instalment Seller with administrative assistance in relation to compliance by the Instalment Seller with relevant VAT legislation in Belgium (including, without limitation, assistance in relation to the preparation and filing of VAT returns and the issue of VAT invoices).
(k)Each Instalment Sale Administrator shall, to the extent permitted by law, assist the Instalment Seller with any of its duties and obligations which may arise under the relevant regulatory and/or administrative law on a prompt and timely basis to enable the Instalment Seller to perform its obligations under the Related Documents and conduct its business.
(l)[Reserved]
(m)[Reserved]
(n)Each Instalment Sale Administrator shall, subject to any applicable Requirement of Law, permit Dutch B FleetCo and (following the delivery of a Master Instalment Sale Termination Notice or an Instalment Sale Event of Default which is continuing and is not remedied or waived) the Belgian Security Trustee and any other Person reasonably nominated by Dutch B FleetCo and (following the delivery of a Master Instalment Sale Termination Notice or an Instalment Sale Event of Default which is continuing and is not remedied or waived) the Belgian Security Trustee at any time during normal business hours upon reasonable notice to have access to its Belgian Vehicle Records.
6.3[Reserved]
6.4Instalment Administrator Standard and Data Protection
In addition to the obligations enumerated in Sub-Clause 6.2 (Instalment Sale Administrator Functions), each Instalment Sale Administrator agrees to perform each of its obligations hereunder in accordance with the Instalment Administrator Standard, unless otherwise stated.
To the extent that, in the context of this Agreement, the Instalment Seller receives any personal data from the Instalment Sale Administrator or the Instalment Sale Administrator receives any personal data from the Instalment Seller, the receiving party shall process such personal data only for the purposes of this Agreement and shall comply with applicable data protection laws (in particular, with the Regulation (EU) 2016/679 of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC) when processing such personal data.
6.5[Reserved]
6.6[Reserved]
6.7Delegees
An Instalment Sale Administrator may delegate to any Person (each such delegee, in such capacity, a “Delegee”) the performance of part (but not all) of such Instalment Sale Administrator’s obligations as Instalment Sale Administrator pursuant to this Agreement on the condition that:
(a)such Instalment Sale Administrator shall maintain up-to-date records of such Instalment Sale Administrator’s obligations as Instalment Sale Administrator which have been delegated to any Delegee, and such records shall contain the name and contact information of the Delegee;
(b)[Reserved]
(c)such Instalment Sale Administrator shall not be released or discharged from any liability under this Agreement, and no liability shall be diminished, and such Instalment Sale Administrator shall remain primarily liable for the performance of all of the obligations of such Instalment Sale Administrator under this Agreement;
(d)the performance or non-performance and the manner of performance by any Delegee of any of the obligations of such Instalment Sale Administrator as Instalment Sale Administrator shall not affect such Instalment Sale Administrator’s obligations under this Agreement and the Delegee shall be appropriately licensed to perform any such obligations;
(e)any breach in the performance of such Instalment Sale Administrator’s obligations as Instalment Sale Administrator by a Delegee shall be treated as a breach of this Agreement by such Instalment Sale Administrator, subject to such Instalment Sale Administrator being entitled to remedy such breach for a period of fourteen (14) Business Days of the earlier of:
(i)such Instalment Sale Administrator becoming aware of the breach; and
(ii)receipt by such Instalment Sale Administrator of written notice from the Instalment Seller or the Belgian Security Trustee requiring the same to be remedied; and
(f)neither the Instalment Seller nor the Belgian Security Trustee shall have any liability for any act or omission of any Delegee and shall have no responsibility for monitoring or investigating the suitability of any Delegee;

(g)any delegation to a Delegee may not affect such Instalment Sale Administrator’s centre of main interest within the meaning of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) on insolvency proceedings or cause an establishment of such Instalment Sale Administrator within the meaning of such regulation; and
(h)the delegation and the manner of delegation by any Delegee of any of the obligations of the Instalment Sale Administrator shall not increase the tax liability of the Instalment Seller.
6.8Belgian Vehicle Records and Belgian Vehicle Reports
(a)On each Business Day commencing on the date hereof, each Instalment Sale Administrator shall prepare and maintain electronic records (such records, as updated each Business Day, the “Belgian Vehicle Records”), showing each Instalment Sale Vehicle by the VIN with respect to such Instalment Sale Vehicle.
(b)On the date hereof or, in relation to the accession of a Permitted Instalment Purchaser to this Agreement, on the day of such accession, the relevant Instalment Sale Administrator shall deliver or cause to be delivered to the Issuer Security Trustee and the Belgian Security Trustee the Belgian Vehicle Records as of such date, which delivery may be satisfied by such Instalment Sale Administrator posting, or causing to be posted, such Belgian Vehicle Records to a password-protected website made available to the Belgian Security Trustee and the Issuer Security Trustee or by any other reasonable means of electronic transmission (including, without limitation, e-mail, file transfer protocol or otherwise).
(c)On each Business Day following the date hereof, each Instalment Sale Administrator shall deliver or cause to be delivered to the Belgian Security Trustee a schedule listing all changes to the Belgian Vehicle Records in respect of the foregoing Sub-Clauses 6.8(a) and (b) (Belgian Vehicle Records and Belgian Vehicle Reports) since the preceding Business Day (such schedule as delivered each Business Day, a “Belgian Vehicle Report”), which delivery may be satisfied by the Instalment Sale Administrator posting, or causing to be posted, such Belgian Vehicle Report to a password-protected website made available to the Belgian Security Trustee and the Instalment Seller or by any other reasonable means of electronic transmission (including, without limitation, e-mail, file transfer protocol or otherwise).
6.9Powers of Attorney
The Instalment Seller shall from time to time upon receipt of request by an Instalment Sale Administrator, promptly give to such Instalment Sale Administrator any powers of attorney or other written authorizations or mandates and instruments as are reasonably necessary to enable such Instalment Sale Administrator to perform its obligations under this Agreement, provided that any such powers of attorney or other written authorizations or mandates or instruments must be strictly limited to specific matters. Any such power of attorney shall cease to have effect when the relevant Instalment Sale Administrator ceases to act as instalment sale administrator under this Agreement.
6.10[Reserved]
6.11[Reserved]
7CERTAIN REPRESENTATIONS AND WARRANTIES
Belgian OpCo, as Instalment Purchaser, represents and warrants to the Instalment Seller and the Belgian Security Trustee that as of the Eighth Amendment Date, and will represent and warrant as of each Vehicle Instalment Sale Commencement Date, and each Additional Instalment Purchaser (with respect to itself only) will represent and warrant to the Instalment Seller and the Belgian Security Trustee that as of the Joinder Date with respect to such Additional Instalment Purchaser, and as of each Vehicle Instalment Sale Commencement Date applicable to such Additional Instalment Purchaser occurring on or after such Joinder Date:
7.1Organization; Power; Qualification
Such Instalment Purchaser has been duly incorporated and is validly existing as a limited liability company under the laws of Belgium, with corporate power under the laws of Belgium to execute and (where relevant) deliver this Agreement and the other Related Documents to which it is a party and to perform its obligations hereunder and thereunder.
7.2Authorization; Enforceability
Each of this Agreement and the other Related Documents to which it is a party has been duly authorized, executed and (where relevant) delivered on behalf of such Instalment Purchaser and, assuming due authorization, execution and (where relevant) delivery by the other parties hereto or thereto, is a valid and legally binding agreement of such Instalment Purchaser enforceable against such Instalment Purchaser in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally).
7.3Compliance
The execution, delivery (where relevant) and performance by such Instalment Purchaser of this Agreement and the Belgian Related Documents to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any security, charge or encumbrance upon any of the property or assets of such Instalment Purchaser other than Security arising under the Belgian Related Documents pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement or other similar agreement or instrument under which such Instalment Purchaser is a debtor or guarantor (except to the extent that such conflict, breach, creation or imposition is not reasonably likely to have an Instalment Sale

Material Adverse Effect) nor will such action result in a violation of any provision of applicable law or regulation (except to the extent that such violation is not reasonably likely to result in an Instalment Sale Material Adverse Effect) or of the provisions of the Instalment Purchaser’s articles of association.
7.4Governmental Approvals
There is no consent, approval, authorization, order, registration or qualification of or with any Governmental Authority having jurisdiction over such Instalment Purchaser which is required for the execution, delivery and performance of this Agreement or the Belgian Related Documents (other than such consents, approvals, authorizations, orders, registrations or qualifications as have been obtained or made), except to the extent that the failure to so obtain or effect any such consent, approval, authorization, order, registration or qualification is not reasonably likely to result in an Instalment Sale Material Adverse Effect.
7.5[Reserved]
7.6[Reserved]
7.7Belgian Supplemental Documents True and Correct
All information contained in any material Belgian Supplemental Document that has been submitted, or that may hereafter be submitted by such Instalment Purchaser to the Instalment Seller is, or will be, true, correct and complete in all material respects.
7.8[Reserved]
7.9[Reserved]
7.10Eligible Vehicles
Each Instalment Sale Vehicle is or will be, as the case may be, on the applicable Vehicle Instalment Sale Commencement Date, an Eligible Vehicle or in the case of any Credit Vehicle will be an Eligible Vehicle following payment of the purchase price in respect thereof.
7.11Ordinary business
Under this Agreement, the Instalment Purchaser acts in the scope of its ordinary business.
7.12[Reserved]
7.13Day-to-day management in relation to the Instalment Seller’s business
The managers, employees, representatives or agents of the Instalment Purchaser will not make any day-to-day management decision in relation to the Instalment Seller’s business and will comply with any guidelines issued by the Instalment Seller regarding the performance of any duty under this Agreement.
7.14Purchase price capable of being determined
The purchase price for any instalment sale under this Agreement is capable of being determined and the Instalment Purchaser has all systems, means and information available to it in order to determine the purchase price for any instalment sale under this Agreement.
8CERTAIN AFFIRMATIVE COVENANTS
Until the expiration or termination of this Agreement, and thereafter until the obligations of each Instalment Purchaser under this Agreement and the Belgian Related Documents are satisfied in full, each Instalment Purchaser covenants and agrees that, unless at any time the Instalment Seller and the Belgian Security Trustee shall otherwise expressly consent in writing, it will:
8.1Corporate Existence; Foreign Qualification
Do and cause to be done at all times all things necessary to (i) maintain and preserve its limited liability existence; and (ii) comply with all Contractual Obligations and Requirements of Law binding upon it, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to result in an Instalment Sale Material Adverse Effect.
8.2Books, Records, Inspections and Access to Information
(a)Maintain complete and accurate books and records with respect to the Instalment Sale Vehicles subject to an instalment sale to it under this Agreement and the other Belgian Collateral;
(b)At any time and from time to time during regular business hours, upon reasonable prior notice from the Instalment Seller, the Belgian Security Trustee or the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Belgian Security Trust Deed and the Issuer Security Trust Deed), permit the Instalment Seller or the Belgian Security Trustee (or such other Person who may be designated from time to time by the Instalment Seller or the Belgian Security Trustee) to examine and make copies of such books, records and documents in the possession or under the control of such Instalment Purchaser relating to the Instalment Sale Vehicles subject to an instalment sale to it under this Agreement and the other Belgian Collateral;
(c)Permit any of the Instalment Seller, the Belgian Security Trustee or the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Belgian Security Trust Deed and the Issuer Security Trust Deed) (or such other Person who may be designated from time to time by any of the Instalment Seller, the Belgian Security Trustee or the Issuer Security Trustee) to visit the office and properties of such Instalment

Purchaser for the purpose of examining such materials, and to discuss matters relating to the Instalment Sale Vehicles subject to an instalment sale to such Instalment Purchaser under this Agreement with such Instalment Purchaser’s independent public accountants or with any of the Authorized Officers of such Instalment Purchaser having knowledge of such matters, all at such reasonable times and as often as the Instalment Seller, the Belgian Security Trustee or the Issuer Security Trustee may reasonably request;
(d)Upon the request of the Instalment Seller, the Belgian Security Trustee or the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Belgian Security Trust Deed and the Issuer Security Trust Deed) from time to time, make reasonable efforts (but not disrupt the ongoing normal course rental of Instalment Sale Vehicles to customers) to confirm to the Instalment Seller, the Belgian Security Trustee and/or the Issuer Security Trustee the location and mileage (as recorded in the Instalment Sale Administrator’s computer systems) of each Instalment Sale Vehicle subject to an instalment sale to such Instalment Purchaser hereunder and to make available for the Instalment Seller’s, the Belgian Security Trustee’s and/or the Issuer Security Trustee’s inspection within a reasonable time period such Instalment Sale Vehicle at the location where such Instalment Sale Vehicle is then domiciled; and
(e)During normal business hours and with prior notice of at least three (3) Business Days, make its records pertaining to the Instalment Sale Vehicles subject to an instalment sale to such Instalment Purchaser hereunder available to the Instalment Seller, the Belgian Security Trustee or the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Belgian Security Trust Deed and the Issuer Security Trust Deed) for inspection at the location or locations where such Instalment Purchaser’s records are normally domiciled, provided that, in each case, the Instalment Seller agrees that it will not disclose any information obtained pursuant to this Sub-Clause 8.2 (Books, Records, Inspections and Access to Information) that is not otherwise publicly available without the prior approval of such Instalment Purchaser, except that the Instalment Seller may disclose such information (x) to its officers, employees, attorneys and advisors, in each case on a confidential and need-to-know basis, and (y) as required by applicable law or compulsory legal process.
8.3[Reserved]
8.4Merger
Not merge or consolidate with or into any other Person unless (i) the applicable Instalment Purchaser is the surviving entity of such merger or consolidation or (ii) the surviving entity of such merger or consolidation expressly assumes such Instalment Purchaser’s obligations under this Agreement.

8.5Reporting Requirements
Furnish, or cause to be furnished to the Instalment Seller and the Belgian Security Trustee:
(a)no later than the prescribed statutory deadline required by its articles of association and in any event by no later than 270 calendar days after the end of each financial year, its audited Annual Financial Statements together with the related auditors' report(s);
(b)promptly after becoming aware thereof, (a) notice of the occurrence of any Potential Instalment Sale Event of Default or Instalment Sale Event of Default, together with a written statement of an Authorized Officer of such Instalment Purchaser describing such event and the action that such Instalment Purchaser proposes to take with respect thereto, and (b) notice of any Amortization Event.
The financial data that shall be delivered to the Instalment Seller and the Belgian Security Trustee pursuant to this Sub-Clause 8.5 (Reporting Requirements) shall be prepared in conformity with GAAP.
Documents, reports, notices or other information required to be furnished or delivered pursuant to this Sub-Clause 8.5 (Reporting Requirements) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which any Instalment Purchaser posts such documents, or provides a link thereto on Belgian OpCo’s or any Parent’s website (or such other website address as any Instalment Purchaser may specify by written notice to the Instalment Seller and the Belgian Security Trustee from time to time) or (ii) on which such documents are posted on Belgian OpCo’s or any Parent’s behalf on an internet or intranet website to which the Instalment Seller and the Belgian Security Trustee have access (whether a commercial, government or third-party website or whether sponsored by or on behalf of the Belgian Security Trustee).
8.6[Reserved]
8.7Preservation of rights
Preserve and/or exercise and/or enforce its rights and/or shall procure that the same are preserved, exercised or enforced on its behalf (including by the Belgian Security Trustee) in respect of the Belgian Vehicles.
9DEFAULT AND REMEDIES THEREFOR
9.1Events of Default
Any one or more of the following will constitute an event of default (an “Instalment Sale Event of Default”) as that term is used herein:
1.1.1there occurs a default in the payment of any Instalment or other amount payable by any Instalment Purchaser under this Agreement unless such default in the payment is caused by an administrative or technical error and in such case, payment is made within three (3) Business Days of being due and payable;
1.1.2any unauthorized assignment or transfer of this Agreement by any Instalment Purchaser occurs;
1.1.3the failure of any Instalment Purchaser or Belgian OpCo to observe or perform any other covenant, condition, agreement or provision hereof or of the Belgian Master Fleet Purchase Agreement, including, but not limited to, usage, and maintenance that in any such case has an Instalment Sale Material Adverse Effect, and such default continues for more than fourteen (14) consecutive days after the earlier of the date written notice thereof is delivered by the Instalment Seller or the Belgian Security Trustee to such Instalment Purchaser or the date an Authorized Officer of such Instalment Purchaser obtains actual knowledge thereof;
1.1.4if (i) any representation or warranty made by any Instalment Purchaser or Belgian OpCo herein or in the Belgian Master Fleet Purchase Agreement is inaccurate or incorrect or is breached or is false or misleading as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of any Instalment Purchaser or Belgian OpCo to the Instalment Seller, Dutch B FleetCo or the Belgian Security Trustee is false or misleading on the date as of which the facts therein set forth are stated or certified, (ii) such inaccuracy, breach or falsehood has an Instalment Sale Material Adverse Effect, and (iii) the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading, as the case may be, shall not have been eliminated or otherwise cured for fourteen (14) consecutive days after the earlier of (x) the date of the receipt of written notice thereof from the Instalment Seller, Dutch B FleetCo or the Belgian Security Trustee to the applicable Instalment Purchaser or Belgian OpCo and (y) the date an Authorized Officer of the applicable Instalment Purchaser learns of such circumstance or condition;
1.1.5an Event of Bankruptcy occurs with respect to Hertz or with respect to any Instalment Purchaser;
1.1.6this Agreement or any portion thereof ceases to be in full force and effect (other than in accordance with its terms or as otherwise expressly permitted in the Belgian Related Documents) or a proceeding shall be commenced by any Instalment Purchaser to establish the invalidity or unenforceability of this Agreement, in each case other than with respect to any Instalment Purchaser that at such time is not leasing any Instalment Sale Vehicles hereunder;
1.1.7an Instalment Sale Administrator Default occurs; or
1.1.8a Liquidation Event occurs.
For the avoidance of doubt, with respect to any Potential Instalment Sale Event of Default or Instalment Sale Event of Default, if the event or condition giving rise (directly or indirectly) to such Potential Instalment Sale Event of Default or Instalment Sale Event of Default, as applicable, ceases to be continuing (through cure, waiver or otherwise), then such Potential Instalment Sale Event of Default or Instalment Sale Event of Default, as applicable, will cease to exist and will be deemed to have been cured for every purpose under the Belgian Related Documents.
9.2Effect of Instalment Sale Event of Default.
If any Instalment Sale Event of Default set forth in Sub-Clause 9.1.1, 9.1.2, 9.1.5, 9.1.6 or 9.1.8 (Events of Default) shall occur and be continuing, the relevant Instalment Purchaser’s instalment sale with respect to any Instalment Sale Vehicles subject to an instalment sale hereunder shall be subject to the Instalment Seller’s option to terminate such instalment sale as set forth in Sub-Clause 9.3 (Rights of Instalment Seller Upon Instalment Sale Event of Default) and 9.4 (Liquidation Event and Non-Performance of Certain Covenants), provided that all instalment sales to an Instalment Purchaser made under this Agreement shall automatically terminate immediately upon such bankruptcy (faillissement/faillite) occurring in respect of the Instalment Purchaser. For the avoidance of doubt, upon such termination, title to the Instalment Sale Vehicles shall remain with the Instalment Seller and shall not pass to the Instalment Purchaser.
9.3Rights of Instalment Seller and Belgian Security Trustee Upon Instalment Sale Event of Default
1.1.1If an Instalment Sale Event of Default shall occur and be continuing, then the Instalment Seller may proceed by appropriate court action or actions available to it under Belgian law to enforce performance by any Instalment Purchaser of the applicable covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Sub-Clause 9.5 (Measure of Damages).
1.1.2If any Instalment Sale Event of Default set forth in Sub-Clause 9.1.1, 9.1.2, 9.1.5, 9.1.6 or 9.1.8 (Events of Default) shall occur and be continuing, then (i) subject to the terms of this Clause 9.3.2, the Instalment Seller or the Belgian Security Trustee (acting on the written instructions of the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Belgian Security Trust Deed and the Issuer Security Trust Deed)) shall have the right to serve notice on the other parties hereto whereby any Instalment Purchaser’s instalment sale hereunder of all or a portion of the Instalment Sale Vehicles subject to an instalment sale hereunder by such Instalment Purchaser are terminated (a “Master Instalment Sale Termination Notice”), and following service of such notice shall have the right (immediately and without further prior notice) to (a) take possession of all or a portion of the Instalment Sale Vehicles subject to an instalment sale to any Instalment Purchaser hereunder the instalment sale of which has been so terminated and (b) peaceably enter upon the premises of any Instalment Purchaser or other premises where Instalment Sale Vehicles may be located and take possession of all or a portion of the Instalment Sale Vehicles and thenceforth hold, possess and enjoy the same free from any right of any Instalment Purchaser, or its successors or assigns, and to use such Instalment Sale Vehicles for any purpose whatsoever and (ii) the Instalment Purchasers, at the request of the Instalment Seller or the Belgian Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Belgian Security Trust Deed), shall return or cause to be returned all Instalment Sale

Vehicles to and in accordance with the directions of the Instalment Seller or the Belgian Security Trustee as the case may be. For the avoidance of doubt, upon and following the termination of any instalment sale pursuant to this Clause or the issuance of any Master Instalment Sale Termination Notice, title to the Instalment Sale Vehicles shall remain with the Instalment Seller and shall not pass to the Instalment Purchaser.
The Instalment Seller may not validly serve a Master Instalment Sale Termination Notice unless such decision to serve the Master Instalment Sale Termination Notice has been approved by a managing director (as the term may be defined in the relevant constitutional documents of the Instalment Seller) of the Instalment Seller.
1.1.3Each and every power and remedy hereby specifically given to the Instalment Seller will be in addition to every other power and remedy hereby specifically given or now or hereafter available to it under Belgian law and each and every power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by the Instalment Seller; provided, however, that the measure of damages recoverable against such Instalment Purchaser will in any case be calculated in accordance with Sub-Clause 9.5 (Measure of Damages). All such powers and remedies will be cumulative, and the exercise of one will not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Instalment Seller in the exercise of any such power or remedy and no renewal or extension of any payments due hereunder will impair any such power or remedy or will be construed to be a waiver of any default or any acquiescence therein; provided that, for the avoidance of doubt, any exercise of any such right or power shall remain subject to each condition expressly specified in any Related Document with respect to such exercise. Any extension of time for payment hereunder or other indulgence duly granted to any Instalment Purchaser will not otherwise alter or affect the Instalment Seller’s rights or the obligations hereunder of such Instalment Purchaser. The Instalment Seller’s acceptance of any payment after it will have become due hereunder will not alter or affect the Instalment Seller’s rights hereunder with respect to any subsequent payments or defaults therein.
9.4Liquidation Event and Non-Performance of Certain Covenants
(a)If a Liquidation Event shall have occurred and be continuing, the Belgian Security Trustee and the Issuer Security Trustee shall have the rights against each Instalment Purchaser and the Belgian Collateral provided in the Belgian Security Trust Deed and Issuer Security Trust Deed, upon a Liquidation Event, including, in each case, the right to serve a Master Instalment Sale Termination Notice on the other parties hereto and following service of such notice shall have the right (i) to take possession of all or a portion of the Instalment Sale Vehicles subject to an instalment sale to any Instalment Purchaser hereunder the lease of which has been terminated and (ii) to peaceably enter upon the premises of any Instalment Purchaser or other premises where Instalment Sale Vehicles may be located and take possession of all or a portion of the Instalment Sale Vehicles and thenceforth hold, possess and enjoy the same free from any right of any Instalment Purchaser, or its successors or assigns, and to use such Instalment Sale Vehicles for any purpose whatsoever.

(b)During the continuance of a Liquidation Event, the Instalment Sale Administrator shall procure that the Liquidation Co-ordinator returns any or all Instalment Sale Vehicles that are Program Vehicles to the related Manufacturers in accordance with the instructions of the Instalment Seller. To the extent any Manufacturer fails to accept any such Program Vehicles under the terms of the applicable Manufacturer Program, the Instalment Seller shall have the right to otherwise dispose of such Program Vehicles and shall procure that the Liquidation Co-ordinator disposes of such Program Vehicles in accordance with its instructions.
(c)Notwithstanding the exercise of any rights or remedies pursuant to this Sub-Clause 9.4 (Liquidation Event and Non-Performance of Certain Covenants), the Instalment Seller will, nevertheless, have a right to recover from such Instalment Purchaser any and all amounts (for the avoidance of doubt, as limited by Sub-Clause 9.5 (Measure of Damages)) as may be then due.
(d)In addition, following the occurrence of a Liquidation Event, the Instalment Seller shall have all of the rights, remedies, powers, privileges and claims vis-a-vis each Instalment Purchaser, necessary or desirable to allow the Belgian Security Trustee to exercise the rights, remedies, powers, privileges and claims given to the Belgian Security Trustee pursuant to Sub-Clause 10.2 (Rights of the Belgian Security Trustee upon Amortization Event or Certain Other Events of Default) of the Belgian Facility Agreement, and each Instalment Purchaser acknowledges that it has hereby granted to the Instalment Seller all such rights, remedies, powers, privileges and claims granted by the Instalment Seller to the Belgian Security Trustee pursuant to Clause 10 of the Belgian Facility Agreement and that the Belgian Security Trustee may act in lieu of the Instalment Seller in the exercise of all such rights, remedies, powers, privileges and claims.
(e)The Belgian Security Trustee may only take possession of, or exercise any of the rights or remedies specified in this Agreement with respect to, such number of Instalment Sale Vehicles necessary to generate disposition proceeds in an aggregate amount sufficient to pay each Belgian Note with respect to which a Liquidation Event is then continuing as set forth in the Belgian Facility Agreement, taking into account the receipt of proceeds of all other vehicles being disposed of that have been transferred to secure such Belgian Note.
9.5Measure of Damages
If an Instalment Sale Event of Default or Liquidation Event occurs and the Instalment Seller or the Belgian Security Trustee exercises the remedies granted to the Instalment Seller or the Belgian Security Trustee under Sub-Clause 8.7 (Preservation of rights), this Clause 9 (Default and Remedies Therefor) or Sub-Clause 10.2 of the Belgian

Facility Agreement, the amount that the Instalment Seller shall be permitted to recover from any Instalment Purchaser as payment shall be equal to:
(i)all Instalments for each Instalment Sale Vehicle subject to an instalment sale to such Instalment Purchaser hereunder to the extent accrued and unpaid as of the earlier of the date of the return to the Instalment Seller of such Instalment Sale Vehicle or the disposition of such Instalment Sale Vehicle in accordance with the terms of this Agreement and all other payments payable under this Agreement by such Instalment Purchaser, accrued and unpaid as of such date; plus
(ii)any reasonable out-of-pocket damages and expenses, including reasonable attorneys’ fees and expenses that the Instalment Seller or the Belgian Security Trustee will have sustained by reason of such an Instalment Sale Event of Default or Liquidation Event, together with reasonable sums for such attorneys’ fees and such expenses as will be expended or incurred in the seizure, storage, rental or sale of the Instalment Sale Vehicles subject to an instalment sale to such Instalment Purchaser hereunder or in the enforcement of any right or privilege hereunder or in any consultation or action in such connection, in each case to the extent reasonably attributable to such Instalment Purchaser; plus
(iii)interest from time to time on amounts due from such Instalment Purchaser and unpaid under this Agreement at EURIBOR plus 1.0% computed from the date of such an Instalment Sale Event of Default or Liquidation Event or the date payments were originally due to the Instalment Seller by such Instalment Purchaser under this Agreement or from the date of each expenditure by the Instalment Seller or the Belgian Security Trustee, as applicable, that is recoverable from such Instalment Purchaser pursuant to this Clause 9 (Default and Remedies Therefor), as applicable, to and including the date payments are made by such Instalment Purchaser.
9.6Instalment Sale Administrator Default
Any of the following events will constitute a default of an Instalment Sale Administrator or Belgian OpCo (an “Instalment Sale Administrator Default”) as that term is used herein:
(i)the failure of:
(A)such Instalment Sale Administrator to comply with or perform any provision of this Agreement or any other Related Document and such failure is, in the opinion of the Belgian Security Trustee materially prejudicial to the Belgian Noteholders and in the case of a default which is remediable, such default continues for more than fourteen (14) consecutive days after the earlier of the date written notice is delivered by the Instalment Seller or the Belgian Security Trustee to such Instalment Sale Administrator or the date an Authorized Officer of such

Instalment Sale Administrator obtains actual knowledge thereof;
(B)Belgian OpCo to comply with or perform any of its obligations under Clause 6.1(e), (f), (g), (h), Clause 6.2 to Clause 6.7 (inclusive) and Clause 8 of the Belgian Master Fleet Purchase Agreement or any other Related Document and such failure is, in the opinion of the Belgian Security Trustee materially prejudicial to the Belgian Noteholders and in the case of a default which is remediable, such default continues for more than fourteen (14) consecutive days after the earlier of the date written notice is delivered by the Instalment Seller or the Belgian Security Trustee to Belgian OpCo or the date an Authorized Officer of Belgian OpCo obtains actual knowledge thereof;
(ii)an Event of Bankruptcy occurs with respect to such Instalment Sale Administrator or Belgian OpCo;
(iii)the failure of such Instalment Sale Administrator to make any payment when due from it hereunder or under any of the other Belgian Related Documents or to deposit any Belgian Collections received by it into the Belgian Collection Account when required under the Belgian Related Documents and, in each case, unless such failure is as a result of an administrative or technical error in such case payment has been made within three (3) Business Days;
(iv)if (I) any representation or warranty made by such Instalment Sale Administrator relating to the Belgian Collateral in any Belgian Related Document is inaccurate or incorrect or is breached or is false or misleading as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing relating to the Belgian Collateral furnished by or on behalf of such Instalment Sale Administrator to the Instalment Seller or the Belgian Security Trustee pursuant to any Belgian Related Document is false or misleading on the date as of which the facts therein set forth are stated or certified, (II) such inaccuracy, breach or falsehood is, in the opinion of the Belgian Security Trustee materially prejudicial to any of the Belgian Noteholders, and (III) if such inaccuracy, breach or falsehood can be remedied, the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading, as the case may be, shall not have been eliminated or otherwise cured for at least fourteen (14) consecutive days after the earlier of (x) the date of the receipt of written notice thereof from the Instalment Seller or the Belgian Security Trustee to such Instalment Sale Administrator and (y) the date an Authorized Officer of such Instalment Sale Administrator obtains actual knowledge of such circumstance or condition;
(v)an Instalment Sale Event of Default occurs which gives rise to a right for the Instalment Seller or the Belgian Security Trustee to serve a Master Instalment Sale Termination Notice; or

(vi)a Liquidation Event occurs.
In the event of an Instalment Sale Administrator Default in respect of an Instalment Sale Administrator, the Instalment Seller or the Belgian Security Trustee, in each case acting pursuant to Sub-Clause 9.24(d) (Instalment Sale Administrator Default) of the Belgian Facility Agreement, shall have the right to replace the relevant Instalment Sale Administrator(s) as Instalment Sale Administrator with a replacement Instalment Sale Administrator which shall be appropriately licensed.
For the avoidance of doubt, with respect to any Instalment Sale Administrator Default, if the event or condition giving rise (directly or indirectly) to such Instalment Sale Administrator Default ceases to be continuing (through cure, waiver or otherwise), then such Instalment Sale Administrator Default will cease to exist and will be deemed to have been cured for every purpose under the Belgian Related Documents.
9.7Application of Proceeds
The proceeds of any sale or other disposition pursuant to Sub-Clause 9.2 (Effect of Instalment Sale Event of Default) or Sub-Clause 9.3 (Rights of Instalment Seller Upon Instalment Sale Event of Default) shall be applied by the Instalment Seller in accordance with the terms of the Belgian Related Documents.
9.8Unjust Enrichment on Repossession
Nothing in this Agreement shall be interpreted to override, to the extent applicable, the provisions of Article 72 of Title XVII of Book III of the Belgian Civil Code precluding unjust enrichment upon repossession.
10CERTIFICATION OF TRADE OR BUSINESS USE
Each Instalment Purchaser hereby warrants and certifies that it intends to use the Instalment Sale Vehicles that are subject to this Agreement in connection with its trade or business.
11[RESERVED]
12ADDITIONAL INSTALMENT PURCHASERS
Subject to the prior consent of Dutch B FleetCo (such consent not to be unreasonably withheld or delayed) and the Belgian Security Trustee (acting upon the instructions of the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Belgian Security Trust Deed and the Issuer Security Trust Deed)), any Affiliate of Belgian OpCo that was incorporated under the laws of Belgium (each, a “Permitted Instalment Purchaser”) shall have the right to become an Instalment Purchaser under and pursuant to the terms of this Agreement by acceding to this Agreement pursuant to this Clause 12 (Additional Instalment Purchasers). If a Permitted Instalment Purchaser desires to become an Instalment Purchaser under this Agreement, then such Permitted Instalment Purchaser shall execute (if appropriate) and deliver to the Instalment Seller, the Belgian Security Trustee or the Issuer Security Trustee:
12.1a Joinder in Instalment Sale Agreement substantially in the form attached hereto as Annex A (each, an “Affiliate Joinder in Instalment Sale”);
12.2the articles of association for such Permitted Instalment Purchaser, duly certified by an Authorized Officer of such Permitted Instalment Purchaser;
12.3copies of resolutions of the Board of Directors or other authorizing action of such Permitted Instalment Purchaser authorizing or ratifying the execution, delivery (where relevant) and performance, respectively, of those documents and matters required of it with respect to this Agreement, duly certified by an Authorized Officer of such Permitted Instalment Purchaser;
12.4a certificate of an Authorized Officer of such Permitted Instalment Purchaser certifying the names of the individual or individuals authorized to sign the Affiliate Joinder in Instalment Sale and any other Related Documents to be executed by it, together with samples of the true signatures of each such individual;
12.5an Officer’s Certificate stating that such joinder by such Permitted Instalment Purchaser complies with this Clause 12 (Additional Instalment Purchasers) and an opinion of counsel, which may be based on an Officer’s Certificate and is subject to customary exceptions and qualifications (including, without limitation any insolvency laws), stating that (a) all conditions precedent set forth in this Clause 12 (Additional Instalment Purchasers) relating to such joinder by such Permitted Instalment Purchaser have been complied with and (b) upon the due authorization, execution and delivery (where relevant) of such Affiliate Joinder in Instalment Sale by the parties thereto, such Affiliate Joinder in Instalment Sale will constitute legal and valid obligations of such Permitted Instalment Purchaser; and
12.6any additional documentation that the Instalment Seller, the Belgian Security Trustee or the Issuer Security Trustee may reasonably require to evidence the accession by such Permitted Instalment Purchaser to this Agreement and the assumption of the obligations and liabilities set forth in this Agreement.
13VALUE ADDED TAX
13.1Sums payable exclusive of VAT
All sums or other consideration set out in this Agreement or otherwise payable or provided by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is or becomes chargeable (if any) on any supply or supplies for which sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes.
13.2Payment of amounts in respect of VAT
Where, pursuant to the terms of this Agreement, any party (the “Supplier”) makes a supply to any other party (the “Recipient”) hereto for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier or the Recipient is required to account to the relevant Tax Authority):
(a)where the Supplier is the Instalment Seller, the Recipient shall be obliged to account for such VAT at the appropriate rate under the reverse charge procedure provided for by Article 56 of the European Directive 2006/112/EC (as implemented under local law). The Supplier shall register for VAT in the country of the Recipient and provide the Recipient with a valid VAT invoice in respect of such supply in order for the Recipient to declare such VAT as due and recoverable; and
(b)where the Supplier is the Instalment Purchaser, the Recipient shall, following receipt from the Supplier of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such VAT.
13.3Cost and expenses
References in this Agreement to any fee, cost, loss, disbursement, commission, damages, expense, charge or other liability incurred by any party to this Agreement and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in this Agreement shall include such part of such fee, cost, loss, disbursement, commission, damages, expense, charge or other liability as represents any VAT, but only to the extent that such first party is not entitled to a refund (by way of a credit or repayment) in respect of such VAT from any relevant Tax Authority.
14SECURITY AND ASSIGNMENTS
14.1Rights of Instalment Seller pledged to Trustee
Each Instalment Purchaser acknowledges that the Instalment Seller has transferred or will transfer all of its rights under this Agreement to the Belgian Security Trustee pursuant to the Belgian Security Documents. Accordingly, each Instalment Purchaser agrees that:
(i)upon the occurrence of an Instalment Sale Event of Default or Liquidation Event, the Belgian Security Trustee may exercise (for and on behalf of the Instalment Seller) any right or remedy against such Instalment Purchaser provided for herein and such Instalment Purchaser will not interpose as a defense that such claim should have been asserted by the Instalment Seller;
(ii)upon the delivery by the Belgian Security Trustee of any notice to such Instalment Purchaser stating that an Instalment Sale Event of Default or a Liquidation Event has occurred, such Instalment Purchaser will, if so requested by the Belgian Security Trustee, comply with all obligations under this Agreement that are asserted by the Belgian Security Trustee (including on behalf of the Instalment Seller), irrespective of whether such Instalment Purchaser has received any such notice from the Instalment Seller; and

(iii)such Instalment Purchaser acknowledges that pursuant to this Agreement it has agreed to make all payments of Instalments hereunder (and any other payments hereunder) directly to the Belgian Collection Account, which is pledged to the Belgian Security Trustee.
14.2Right of the Instalment Seller to Assign or Transfer its rights or obligations under this Agreement
The Instalment Seller shall have the right to finance the acquisition and ownership of Instalment Sale Vehicles under this Agreement by, without limitation, selling, assigning or transferring any of its rights and/or obligations under this Agreement to the Issuer Security Trustee for the benefit of the Noteholders; provided, however, that any such sale, assignment or transfer shall be subject to the rights and interest of the Instalment Purchasers in the Instalment Sale Vehicles, including but not limited to the Instalment Purchasers’ right of quiet and peaceful possession of such Instalment Sale Vehicles as set forth in Sub-Clause 5.3 (Non-Disturbance) hereof, and under this Agreement.
14.3Limitations on the Right of the Instalment Purchasers to Assign or Transfer its rights or obligations this Agreement
No Instalment Purchaser shall assign or transfer or purport to assign or transfer any right or obligation under this Agreement to any other party.
14.4Security
The Instalment Seller may grant security interests in the Instalment Sale Vehicles subject to an instalment sale to any Instalment Purchaser hereunder without consent of any Instalment Purchaser. Except for Permitted Security, each Instalment Purchaser shall keep all Instalment Sale Vehicles free of all Security arising during the Term. If on the Vehicle Instalment Sale Expiration Date for any Instalment Sale Vehicle, there is Security on such Instalment Sale Vehicle, the Instalment Seller may, in its discretion, remove such Security and any sum of money that may be paid by the Instalment Seller in release or discharge thereof, including reasonable attorneys’ fees and costs, will be paid by the Instalment Purchaser of such Instalment Sale Vehicle upon demand by the Instalment Seller.
15LIMITED LIABILITY OF INSTALMENT SELLER
As between the Instalment Seller and each Instalment Purchaser, acceptance for instalment sale of each Instalment Sale Vehicle pursuant to Sub-Clause 2.1(f) (Instalment Sale Vehicle Acceptance or Non-conforming Instalment Sale Vehicle Rejection) shall constitute such Instalment Purchaser’s acknowledgment and agreement that such Instalment Purchaser has fully inspected such Instalment Sale Vehicle, that such Instalment Sale Vehicle is in good order and condition and is of the manufacture, design, specifications and capacity selected by such Instalment Purchaser, that such Instalment Purchaser is satisfied that the same is suitable for this use. Each Instalment Purchaser acknowledges that the Instalment Seller is not a Manufacturer or agent thereof or primarily engaged in the sale or distribution of Instalment Sale Vehicles. The Instalment Seller will not be liable to any Instalment

Purchaser and any Instalment Purchaser will procure that the Instalment Seller will not be liable to any ultimate rental customers of any Instalment Purchaser or any other person in respect of any cost, loss or damage (consequential or otherwise) arising out of the condition, the use, the operation, the rental, the maintenance, repair, delay or failure in delivery of any Vehicle, or the interruption or suspension of possession, use or enjoyment (genot/jouissance) in respect of any Vehicle, provided that the aforementioned limitations shall not apply in respect of liabilities for (i) damages caused intentionally or by gross negligence or (ii) damages to persons.
16NON-PETITION AND NO RECOURSE
16.1Non-Petition
Notwithstanding anything to the contrary in this Agreement or any Belgian Related Document, only the Belgian Security Trustee may pursue the remedies available under the general law or under the Belgian Security Trust Deed to enforce this Agreement, the Belgian Security or a Belgian Note and no other Person shall be entitled to proceed directly against Dutch B FleetCo in respect hereof (unless the Belgian Security Trustee, having become bound to proceed in accordance with the terms of the Belgian Related Documents, fails or neglects to do so). Each party to this Agreement hereby agrees with and acknowledges to each of Dutch B FleetCo and the Belgian Security Trustee until the date falling one year and one day after the Legal Final Payment Date, that:
(a)it shall not have the right to take or join any person in taking any steps against Dutch B FleetCo for the purpose of obtaining payment of any amount due from Dutch B FleetCo (other than serving a written demand subject to the terms of the Belgian Security Trust Deed); and
(b)neither it nor any Person on its behalf shall initiate or join any person in initiating an Event of Bankruptcy or the appointment of any Insolvency Official in relation to Dutch B FleetCo, provided that, the Belgian Security Trustee shall have the right to take any action pursuant to and in accordance with the relevant Belgian Related Documents and Belgian Security Documents,
provided that the aforementioned limitations shall not apply in respect of liabilities for (i) damages caused intentionally or by gross negligence or (ii) damages to persons.
The provisions of this Sub-Clause 16.1 (Non-Petition) shall survive the termination of this Agreement.
16.2No Recourse
Each party to this Agreement agrees with and acknowledges to each of Dutch B FleetCo and the Belgian Security Trustee that, notwithstanding any other provision of any Belgian Related Document, all obligations of Dutch B FleetCo to such entity are limited in recourse as set out below:
(a)sums payable to it in respect of any of Belgian OpCo's obligations to it shall be limited to the lesser of (i) the aggregate amount of all sums due and payable to it and (ii) the aggregate amounts received, realised or otherwise recovered by or for the account of the Belgian Security Trustee in respect of the Belgian Security whether pursuant to enforcement of the Belgian Security or otherwise; and
(b)upon the Belgian Security Trustee giving written notice that it has determined in its opinion that there is no reasonable likelihood of there being any further realisations in respect of the Belgian Security (whether arising from an enforcement of the Belgian Security or otherwise) which would be available to pay unpaid amounts outstanding under the relevant Belgian Related Documents, it shall have no further claim against Dutch B FleetCo in respect of any such unpaid amounts and such unpaid amounts shall be discharged in full, provided that the aforementioned limitations shall not apply in respect of liabilities for (i) damages caused intentionally or by gross negligence or (ii) damages to persons.
The provisions of this Sub-Clause 16.2 (No Recourse) shall survive the termination of this Agreement.
17SUBMISSION TO JURISDICTION
With respect to any suit, action, dispute or proceedings relating to this Agreement, each party irrevocably submits to the exclusive jurisdiction of the courts of Brussels.
18GOVERNING LAW
This Agreement is governed by, and shall be construed in accordance with, the laws of Belgium. Any non-contractual rights and obligations arising out of or in connection with this Agreement shall also be governed by, and construed in accordance with, the laws of Belgium.
19NOTICES
Unless otherwise specified herein, all notices, communications, requests, instructions and demands by any party hereto to another shall be delivered in accordance with the provisions of Clause 3.17 of the Master Definitions and Construction Agreement and Clause 22 (Notices) of the Belgian Security Trust Deed.
20ENTIRE AGREEMENT
This Agreement and the other agreements specifically referenced herein constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement, together with the Manufacturer Programs, the Instalment Sale Vehicle Acquisition Schedules, the Intra-Instalment Sale Transfer Schedules and any other related documents attached to this Agreement (including, for the avoidance of doubt, all related joinders, exhibits, annexes, schedules, attachments and appendices), in each case solely to the extent to which such Manufacturer Programs, schedules and documents relate to Instalment Sale Vehicles will constitute the entire agreement regarding the leasing of Instalment Sale Vehicles by the Instalment Seller to each Instalment Purchaser.
21MODIFICATION AND SEVERABILITY
The terms of this Agreement will not be waived, altered, modified, amended or supplemented in any manner whatsoever unless the same shall be in writing and signed and delivered by the Instalment Seller, the Instalment Sale Administrator, the Belgian Security Trustee and each Instalment Purchaser, subject to any restrictions on such waivers, alterations, modifications, amendments or supplements set forth in the Belgian Facility Agreement. If any part of this Agreement is not valid or enforceable according to law, all other parts will remain enforceable. For the avoidance of doubt, the execution and/or delivery (where relevant) of and/or performance under any Affiliate Joinder in Instalment Sale, Instalment Sale Vehicle Acquisition Schedule or Intra-Instalment Sale Transfer Schedule shall not constitute a waiver, alteration, modification or supplement to or of this Agreement.
22SURVIVABILITY
In the event that, during the term of this Agreement, any Instalment Purchaser becomes liable for the payment or reimbursement of any obligations, claims or taxes pursuant to any provision hereof, such liability will continue, notwithstanding the expiration or termination of this Agreement, until all such amounts are paid or reimbursed by or on behalf of such Instalment Purchaser.
23[RESERVED]
24COUNTERPARTS
This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.
25ELECTRONIC EXECUTION
This Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each party hereto. The words “execution,” “signed,” “signature,” and words of like import in this Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) or in any amendment or other modification hereof (including, without limitation, waivers and consents) shall include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be.
26INSTALMENT PURCHASER TERMINATION AND RESIGNATION
With respect to any Instalment Purchaser except for Belgian OpCo, upon such Instalment Purchaser (the “Resigning Instalment Purchaser”) delivering irrevocable written notice to the Instalment Seller, the Instalment Sale Administrator and the Belgian Security Trustee that such Resigning Instalment Purchaser desires to resign its role as an Instalment Purchaser hereunder (such notice, substantially in the form attached as Exhibit A hereto, an “Instalment Purchaser Resignation Notice”), such Resigning Instalment Purchaser shall immediately cease to be an Instalment Purchaser hereunder, and, upon such occurrence, event or condition, the Instalment Seller, the Instalment Sale Administrator, the Belgian Security Trustee and the other Instalment Purchasers hereby (subject to discharge by the Resigning Instalment Purchaser of its obligations pursuant to this Clause 26) release, waive, remise, acquit and discharge such Resigning Instalment Purchaser and such Resigning Instalment Purchaser’s directors, officers, employees, managers, shareholders and members of and from any and all claims, expenses, damages, costs and liabilities arising or accruing in relation to such Resigning Instalment Purchaser on or after the delivery of such Instalment Purchaser Resignation Notice to the Instalment Seller, the Instalment Sale Administrator and the Belgian Security Trustee (the time of such delivery, the “Instalment Purchaser Resignation Notice Effective Date”); provided that, as a condition to such release and discharge, the Resigning Instalment Purchaser shall pay to the Instalment Seller all payments due and payable with respect to each Instalment Sale Vehicle subject to an instalment sale to the Resigning Instalment Purchaser hereunder, including without limitation any payment listed under Sub-Clause 4.7.1 and 4.7.2 (Payments), as applicable to each such Instalment Sale Vehicle, as of the Instalment Purchaser Resignation Notice Effective Date; provided further that, the Resigning Instalment Purchaser shall return or reallocate all Instalment Sale Vehicles at the direction of the Instalment Sale Administrator in accordance with Sub-Clause 2.4 (Return); provided further that, with respect to any Resigning Instalment Purchaser, such Resigning Instalment Purchaser shall not be released or otherwise relieved under this Clause 26 (Instalment Purchaser Termination and Resignation) from any claim, expense, damage, cost or liability arising or accruing prior to the Instalment Purchaser Resignation Notice Effective Date with respect to such Resigning Instalment Purchaser.
27[RESERVED]
28[RESERVED]
29GOVERNING LANGUAGE
This Agreement is in the English language. If this Agreement is translated into another language, the English text prevails, save that words in French or Dutch used in this Agreement and having specific legal meaning under Belgian law will prevail over the English translation.

30POWER OF ATTORNEY
If an entity incorporated in Belgium is represented by an attorney or attorneys in connection with the signing, execution or delivery (where relevant) of this Agreement or any document, agreement or deed referred to herein or made pursuant hereto, the relevant power of attorney is expressed to be governed by the laws of Belgium and it is hereby expressly acknowledged and accepted by the other parties that such laws shall govern the existence and extent of such attorney’s or attorneys’ authority and the effects of the exercise thereof.
31RESCISSION OR NULLIFICATION OF THIS AGREEMENT
Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, or if any party becomes aware of any omission hereto of any terms which were intended to be included in this Agreement, such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party or parties shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.
32REGISTRATION OF RETENTION OF TITLE
32.1Following the service of an Additional Pre-Liquidation Services Commencement Notice (as defined in the Belgian Liquidation Co-ordination Agreement) pursuant to the Belgian Liquidation Co-ordination Agreement, the Instalment Seller may arrange for the information set out in Schedule VI (Information to be recorded in the Belgian National Pledge Register) to be recorded in the Belgian National Pledge Register in accordance with Article 29, §2 of the Belgian Pledge Law.
32.2The Instalment Seller (or any attorney appointed by it (including the Belgian Liquidation Co-ordinator)) is authorised to:
(a)amend any information previously recorded in the Belgian National Pledge Register with respect to this Agreement or any other Belgian Related Document, if any amendment is made to this Agreement or to the other Belgian Related Documents which requires an amendment to the information recorded in the Belgian National Pledge Register, or if any amendment to the information recorded in the Belgian National Pledge Register is otherwise required; and
(b)renew any registration made in the Belgian National Pledge Register at any time in accordance with Article 30 of the Belgian Pledge Law.

32.3For the purposes of Article 30, §2, 6° of the Belgian Pledge Law, the Instalment Purchaser accepts liability for any damage that is caused by the registration in the Belgian National Pledge Register of erroneous information.
33MISCELLANEOUS
33.1Conflict of interest
In respect of the authorisations and powers granted pursuant to this Agreement, the Parties confirm that any attorney may act as counterparty, or as an attorney or representative of a counterparty, of its principal, and that it may act in case of a conflict of interest within the meaning of Article 1.8 §6 of the Belgian Civil Code, to the extent applicable.
33.2Waivers
Each party hereby waives the benefit of article 5.74, article 5.90, second paragraph and article 5.239§2 of the Belgian Civil Code with respect to its obligations under this Agreement and agrees that it shall not be entitled to make any claim or exercise any rights under article 5.74, article 5.90, second paragraph and article 5.239 §2 of the Belgian Civil Code.
Where this Agreement refers to any computation of a term or period of time, article 1.7 of the Belgian Civil Code shall not apply.
33.3Contract freely negotiated between the Parties
Each party represents that it has freely negotiated all the terms and conditions of this Agreement and acknowledges that the provisions of article 5.52 of the Belgian Civil Code shall not apply to it with respect to its obligations under this Agreement and that it shall not be entitled to make any claim under article 5.52 of the Belgian Civil Code.
33.4Information Duties
Each party acknowledges that (i) it has all information as referred to in article 5.16 of the Belgian Civil Code, (ii) it has negotiated each clause of this Agreement on an arm’s length basis with the other Parties and (iii) this Agreement reflects a fair and appropriate balance between the rights and obligations of the respective Parties and accurately reflects the negotiations between the Parties.

Seller
SIGNED for and on behalf
of STUURGROEP FLEET (NETHERLANDS) B.V. by its lawfully

appointed attorney Bryn Cavers-Davies /s/ Bryn Cavers-Davies
                                (Attorney signature)

Instalment Purchaser and Instalment Sale Administrator
HERTZ BELGIUM BV
acting by
its duly authorised signatory:

By: /s/ Bryn Cavers-Davies
Name: Bryn Cavers-Davies
Title: AUTHORISED SIGNATORY

Belgian Security Trustee
SIGNED for and on behalf of
BNP PARIBAS TRUST CORPORATION UK LIMITED

Signed by: /s/ Andrew Brown
Title: AUTHORISED SIGNATORY

Signed by: /s/ Helen Tricard
Title: AUTHORISED SIGNATORY

ANNEX A

FORM OF AFFILIATE JOINDER IN INSTALMENT SALE
THIS AFFILIATE JOINDER IN INSTALMENT SALE AGREEMENT (this “Joinder”) is executed as of _______________ ____, 20__ (with respect to this Joinder and the Joining

Party, the “Joinder Date”), by ______________, a ____________________________ (“Joining Party”), and delivered to the Belgian Security Trustee, the other Instalment Purchasers (both as defined below) and Stuurgroep Fleet (Netherlands) B.V., an entity established in the Netherlands (“Dutch B FleetCo”), as instalment seller pursuant to the Belgian Master Instalment Sale and Administration Agreement dated on or about [●] 2024 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Instalment Sale Agreement”), among Dutch B FleetCo, as Instalment Seller, Hertz Belgium BV (“Belgian OpCo”), as an Instalment Purchaser and as Instalment Sale Administrator, those affiliates of Belgian OpCo from time to time acceding as Instalment Purchasers and as Instalment Sale Administrators thereunder (together with Belgian OpCo, respectively the “Instalment Purchasers” and the “Instalment Sale Administrators”) and BNP Paribas Trust Corporation UK Limited as Belgian security trustee (the “Belgian Security Trustee”). Capitalized terms used herein but not defined herein shall have the meanings provided for in the Instalment Sale Agreement.
R E C I T A L S:
WHEREAS, the Joining Party is a Permitted Instalment Purchaser; and
WHEREAS, the Joining Party desires to become an “Instalment Purchaser” and an “Instalment Sale Administrator” under and pursuant to the Instalment Sale Agreement.
NOW, THEREFORE, the Joining Party agrees as follows:
A G R E E M E N T:
1.    The parties to this Joinder agree that the Joining Party shall accede to the Instalment Sale Agreement as of the Joinder Date.
2.    The Joining Party hereby represents and warrants to and in favor of Dutch B FleetCo and the Belgian Security Trustee that (i) the Joining Party is an Affiliate of Belgian OpCo, (ii) all of the conditions required to be satisfied pursuant to Clause 12 (Additional Instalment Purchasers) of the Instalment Sale Agreement in respect of the Joining Party becoming an Instalment Purchaser and an Instalment Sale Administrator thereunder have been satisfied, and (iii) all of the representations and warranties contained in Clause 7 (Certain Representations and Warranties) of the Instalment Sale Agreement with respect to the Instalment Purchasers and the Instalment Sale Administrators are true and correct as applied to the Joining Party as of the date hereof.
3.     From and after the date hereof, the Joining Party hereby agrees to assume all of the obligations of an Instalment Purchaser and an Instalment Sale Administrator under the Instalment Sale Agreement and agrees to be bound by all of the terms, covenants and conditions therein.
4.     By its execution of this Joinder, the Joining Party hereby becomes an Instalment Purchaser and an Instalment Sale Administrator for all purposes under the Instalment Sale Agreement. By its execution of this Joinder, Dutch B FleetCo and the Belgian Security Trustee each acknowledges that the Joining Party is an Instalment Purchaser and an Instalment Sale Administrator for all purposes under the Instalment Sale Agreement.
5.    The parties agree that the courts of Brussels have exclusive jurisdiction to settle any Dispute arising out of or in connection with this Joinder and therefore irrevocably submit to the jurisdiction of those courts.
6.    This Joinder is governed by Belgian law. Any non-contractual obligations arising out of or in connection with this Joinder are governed by Belgian law.

[Name of Joining Party]
By:        ___________________________
Name:        ___________________________
Title:        ___________________________

Address:     ___________________________
Attention:     ___________________________
Telephone:     ___________________________
Facsimile:     ___________________________

Accepted and Acknowledged by:

STUURGROEP FLEET (NETHERLANDS) B.V.

By:        ___________________________
Name:        ___________________________
Title:        ___________________________

[●]

By:        ___________________________
Name:        ___________________________
Title:        ___________________________

BNP PARIBAS TRUST CORPORATION UK LIMITED
as Belgian Security Trustee

By:        ___________________________
Name:        ___________________________
Title:        ___________________________

[OTHER INSTALMENT PURCHASERS]

EXHIBIT A

FORM OF INSTALMENT PURCHASER RESIGNATION NOTICE
[_]
[Dutch B FleetCo, as Instalment Seller]
[[●], as Instalment Sale Administrator]

Re: Instalment Purchaser Termination and Resignation
Ladies and Gentlemen:
Reference is hereby made to the Belgian Master Instalment Sale and Administration Agreement, dated [●] 2024 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Belgian Master Instalment Sale and Administration Agreement”), among Dutch B FleetCo, as Instalment Seller, [●] (“Belgian OpCo”), as an Instalment Purchaser and as Instalment Sale Administrator, those affiliates of Hertz from time to time acceding as Instalment Purchasers thereunder (together with Belgian OpCo, the “Instalment Purchasers”) and BNP Paribas Trust Corporation UK Limited as Belgian Security Trustee. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Belgian Master Instalment Sale and Administration Agreement.
Pursuant to Clause 26 (Instalment Purchaser Termination and Resignation) of the Belgian Master Instalment Sale and Administration Agreement, [_] (the “Resigning Instalment Purchaser”) provides Dutch B FleetCo, as Instalment Seller, Belgian OpCo, as Instalment Purchaser and Instalment Sale Administrator, and the other parties to the Belgian Master Instalment and Administration Sale Agreement, irrevocable, written notice that such Resigning Instalment Purchaser desires to resign as “Instalment Purchaser” under the Belgian Master Instalment Sale and Administration Agreement, as of [date].
Nothing herein shall be construed to be an amendment or waiver of any requirements of the Belgian Master Instalment Sale and Administration Agreement.

[Name of Resigning Instalment Purchaser]

By:    _________________________________
Name:    _________________________________
Title:    _________________________________

SCHEDULE I

Common Terms of Motor Third Party Liability Cover

Part A
Non-vitiation endorsement
The insurer undertakes to each Insured that this policy will not be invalidated as regards the rights and interests of each such Insured and that the insurer will not seek to avoid or deny any liability under this policy because of any act or omission of any other Insured which has the effect of making this policy void or voidable and/or entitles the insurer to refuse indemnity in whole or in any material part in respect of any claims under this policy as against such other Insured. For the purposes of this clause only “Insured” means the insured under the policy but shall not include any “Authorised Driver”.

Part B
Severability of interest
The insurer agrees that cover hereunder shall apply in the same manner and to the same extent as if individual policies had been issued to each Insured, provided that the total liability of the insurers to all of the Insureds collectively shall not exceed the sums insured and the limits of indemnity (including any inner limits set by memorandum or endorsement stated in this policy).

Part C
Notice of non-payment of premium to be sent to the Belgian Security Trustee
No cancellation unless thirty (30) days’ notice.
In the event of non-payment of premium, this policy may at the sole discretion of the insurer be cancelled by written notice to the Insureds and [●] [or replacement Belgian Security Trustee], stating when (not less than thirty (30) days thereafter) the cancellation shall be effective. Such notice of cancellation shall be withdrawn and shall be void and ineffective in the event that premium is paid by or on behalf of any of the Insureds prior to the proposed cancellation date.
Notices
The address for delivery of a notice to [●] [or replacement Belgian Security Trustee] will be as follows:
Address:
Tel:

Fax:
Email:
Attention:

SCHEDULE II

Insurance Broker Letter of Undertaking]
Part A
Public/Product Liability Cover
To:    [Instalment Seller and the Belgian Security Trustee]
Dear Sirs
Letter of Undertaking
Hertz Belgium BV (the “Company”)
1    We confirm that the Public/Product Liability Cover providing protection against public and product liability in respect of Instalment Sale Vehicles has been effected for the account of the Company, Stuurgroep Fleet (Netherlands) B.V. and BNP Paribas Trust Corporation UK Limited.
2    We confirm that such Public/Product Liability Cover is in an amount which would be considered to be reasonably prudent in the context of the vehicle rental industry.
3    We confirm that such Public/Product Liability Cover is in full force and effect as of the date of this letter. The current policy will expire on [●] unless it is cancelled, terminated or liability thereunder is fully discharged prior to that date.
This letter shall be governed by Belgian law.
Yours faithfully
…………………………………………..
Date: [●]

Part B
Motor Third Party Liability
To:    [Instalment Seller]
Dear Sirs
Letter of Undertaking
Hertz Belgium BV, (the “Company”)
1    We confirm that the Motor Third Party Liability Cover providing protection which is required as a matter of law, including providing protection against (i) liability in respect of bodily injury or death caused to third parties, and (ii) loss or damage to property belonging to third parties, in each case arising out of the use of any Instalment Sale Vehicle has been effected for the account of the Company, Stuurgroep Fleet (Netherlands) B.V., and to the extent that each or either of the aforementioned parties are required to do so as a matter of law in the jurisdiction in which each or either of them or an Instalment Sale Vehicle is located, for any other Person.
2    We confirm that such Motor Third Party Liability Cover is in an amount which is at or above any applicable minimum limits of indemnity/liability required as a matter of law or (if higher) which would be considered to be reasonably prudent in the context of the vehicle rental industry.
3    We confirm that such Motor Third Party Liability Cover is in full force and effect as of the date of this letter. The current policy will expire on [●] unless it is cancelled, terminated or liability thereunder is fully discharged prior to that date.
This letter shall be governed by Belgian law.
Yours faithfully
…………………………………………..
Date: [●]

SCHEDULE III

[Reserved]
▪

SCHEDULE IV

[Reserved]

SCHEDULE V

Form of Initial Instalment Sale Vehicle Acquisition Schedule
(1)    STUURGROEP FLEET (NETHERLANDS) B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Scorpius 120, 2132 LR Hoofddorp. the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 34275100 (the “Instalment Seller”); and
(2)    HERTZ BELGIUM BV, a Belgian company with its registered office at Excelsiorlaan 20, 1930 Zaventem, Belgium, enterprise number 0401.678.879, RPM/RPR Brussels (the “Initial Instalment Purchaser”)
Reference is hereby made to the Belgian Master Instalment Sale and Administration Agreement, dated [●] 2024 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Belgian Master Instalment Sale and Administration Agreement”) between, among others, the Instalment Seller and the Instalment Purchaser. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Belgian Master Instalment Sale and Administration Agreement.
Vehicles to be sold pursuant to the first instalment sale pursuant to the Belgian Master Instalment Sale and Administration Agreement by the Instalment Seller to the Instalment Purchaser are as set forth in the table below and the Vehicle Instalment Sale Commencement Date for such Vehicles shall be the date on which the relevant purchase price for such Vehicles is paid pursuant to clauses 3 (Purchase Price) and 4 (Transfer for Title) of the Master Belgian Fleet Purchase Agreement:

VIN	Make & Model	Model Year	Requested Instalment Sale Commencement Date	Sale Price (including VAT)	Mileage	Year of First Registration in Belgium

STUURGROEP FLEET (NETHERLANDS) B.V.
By:        ___________________________
Name:        ___________________________
Title:        ___________________________

HERTZ BELGIUM BV
By:        ___________________________
Name:        ___________________________
Title:        ___________________________

SCHEDULE VI

Information to be recorded in the Belgian National Pledge Register

1°	Identity of the seller
Stuurgroep Fleet (Netherlands) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its office at Scorpius 120, 2132 LR Hoofddorp, The Netherlands, registered under number 34275100.

	Identiteit van de verkoper	Stuurgroep Fleet (Netherlands) B.V., een besloten vennootschap met beperkte aansprakelijkheid onder Nederlands recht, met kantooradres te Scorpius 120, 2132 LR Hoofddorp, Nederland en geregistreerd onder nummer 34275100.
2°	Identity of the purchaser	Hertz Belgium BV, a Belgian limited liability company with its registered office at Excelsiorlaan 20, 1930 Zaventem, Belgium, enterprise number 0401.678.879, RPM/RPR Brussels (Dutch-speaking division).
	Identiteit van de koper	Hertz Belgium BV, een Belgische besloten vennootschap met zetel te Excelsiorlaan 20,1930 Zaventem, België, ondernemingsnummer 0401.678.879, RPM/RPR Brussel (Nederlandstalige afdeling).
3°	Identity of the proxyholder of the seller	BNP Paribas Trust Corporation UK Limited, a company incorporated under the laws of England and Wales, with registered number 04042668, whose registered address is at 10 Harewood Avenue, London NW1 6AA, United Kingdom,
	Identiteit van de lasthebber van de verkoper	BNP Paribas Trust Corporation UK Limited, een vennootschap onder Engels recht, geregistreerd onder nummer 04042668 en met kantooradres te Harewood Avenue, London NW1 6AA, Verenigd Koninkrijk,
4°	Sold assets for which the registration is made
The Vehicles listed in the Initial Instalment Sale Vehicle Acquisition Schedule and in any subsequent Instalment Sale Vehicle Acquisition Schedule (as such terms are defined in the Belgian Master Instalment Sale and Administration Agreement) for which the last instalment of the purchase price has not yet been paid, including but not limited to:
[specific list to be included].

Verkochte goederen waarvoor registratie plaatsvindt
De voertuigen ("Vehicles") vermeld in de "Initial "Instalment Sale Vehicle Acquisition Schedule" en in elk volgende "Instalment Sale Vehicle Acquisition Schedule" (zoals die termen gedefinieerd worden in de "Belgian Master Instalment Sale and Administration Agreement") waarvoor de finale betaling van de koopprijs nog niet werd voldaan, met inbegrip van maar niet beperkt tot:
[specifieke lijst in te voegen].

5°	Part of the purchase price that is unpaid	EUR 350,000,000.00
	Onbepaalde koopprijs waarvoor registratie plaatsvindt	EUR 350.000.000,00

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